SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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PS BUSINESS PARKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PSBUSINESSPARKS.

2022 PROXY STATEMENT

8480

psbusinessparks.com

701 Western Avenue

Glendale, California 91201

March 25, 2022

Dear fellow stockholders:

On behalf of the Board of Directors of PS Business Parks, Inc., I am pleased to invite you to our 2022 Annual Meeting of Stockholders on Friday, April 29, 2022 at 8:00 a.m., Central Time, at The Rosewood Mansion on Turtle Creek in Dallas, Texas.

This letter includes the official notice of meeting, proxy statement, and form of proxy. The proxy statement describes in detail the matters listed in the notice of meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you vote as soon as possible. You may vote your shares over the Internet, by telephone, or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or the voting instruction card. Of course, even if you vote your shares ahead of time, you may still attend the meeting.

Thank you for your continued support of PS Business Parks, Inc. We look forward to seeing you at our annual meeting.

Sincerely,

Stephen W. Wilson

Interim President and Chief Executive Officer

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

March 25, 2022

To our stockholders:

We invite you to attend the 2022 Annual Meeting of Stockholders of PS Business Parks, Inc.

Date	Friday, April 29, 2022

Time	8:00 a.m., Central Time

Place	The Rosewood Mansion on Turtle Creek 2821 Turtle Creek Boulevard Dallas, Texas 75219

Matters to be Voted On

●   Election of directors

●   Advisory vote to approve executive compensation

●   Approval of the 2022 Equity and Performance-Based Incentive Compensation Plan

●   Ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022

●   Any other matters that may properly be brought before the meeting

Record Date	Close of business on February 25, 2022

Proxy Materials	The notice of meeting, proxy statement, and Annual Report on Form 10-K are available free of charge at the Investor Relations section of our website, psbusinessparks.com

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. See “How Proxies will be Voted” on page 80 of this proxy statement.

We will send a proxy statement to stockholders of record at the close of business on February 25, 2022, together with an accompanying form of proxy card and Annual Report to Stockholders, on or about March 28, 2022. Whether or not you expect to attend, we urge you to sign, date, and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

On behalf of the Board of Directors,

Adeel Khan

Executive Vice President,

Chief Financial Officer and Corporate Secretary

Important Notice Regarding Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be Held on April 29, 2022: This proxy statement and our 2021 Annual Report are available at the Investor Relations section of our website, psbusinessparks.com.

2022 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all the information you should consider. You should carefully read the entire proxy statement before voting.

PROXY STATEMENT

Your vote is very important. The Board of Directors (the Board) of PS Business Parks, Inc. (the Company, PS Business Parks, or PSB) requests that you allow the proxies named on the proxy card to represent your shares of PS Business Parks common stock, par value $0.01 (Common Stock).

At the Board’s direction, our management has prepared this proxy statement, which is being sent or made available to you and our other stockholders on or about March 28, 2022.

ANNUAL MEETING OVERVIEW

Voting Matters

Proposal	Item	Board Recommendation	Vote Required	Page

1	Election of Directors	FOR each nominee	Majority of votes cast	16

2	Advisory Vote to Approve Compensation of Named Executive Officers (NEOs)	FOR	Non-binding vote	41

3	Approval of the 2022 Equity and Performance-Based Incentive Compensation Plan	FOR	Majority of votes cast	64

4	Ratification of Ernst & Young LLP (EY) as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022	FOR	Majority of votes cast	75

PS Business Parks • 2022 Proxy Statement • 1

COMPANY OVERVIEW AND 2021 HIGHLIGHTS

PS Business Parks (NYSE: PSB), a Maryland corporation that has elected to be taxed as a real estate investment trust (REIT), owns, operates, acquires, and develops commercial properties, primarily multi-tenant industrial, industrial-flex, and low-rise suburban office space. As of December 31, 2021, the Company owned and operated 27.7 million rentable square feet of commercial space, comprising 97 business parks and 666 buildings located in six states. The Company also held a 95.0% interest in a joint venture entity that owns Highgate at The Mile, a 395-unit multifamily apartment complex located in Tysons, Virginia, and a 98.2% interest in a joint venture formed to develop Brentford at The Mile, a planned 411-unit multifamily apartment complex also located in Tysons, Virginia. The Company also manages for a fee approximately 0.3 million rentable square feet on behalf of Public Storage.

2021 BUSINESS HIGHLIGHTS

PS Business Parks executed on its longstanding core strategy of creating value for its stakeholders over the long-term and delivering superior results in 2021. Under the direction of our senior management team, we delivered strong performance as we focused on optimizing our portfolio, enhancing our operations, taking care of our people and customers, and navigating the continuing effects of the COVID-19 pandemic, and further positioned the Company for continued long-term value creation.

Strong 2021 Financial and Operating Performance

We successfully executed on the Company’s strategy to deliver key financial and operational results in 2021(1)

●   Net income for the year ended December 31, 2021 was $553.0 million, including a gain on sale of real estate facilities of $359.9 million

●   Increased Same Park Cash Rental Income by 6.9%, leading to increased Same Park Cash Net Operating Income (NOI) of 8.0%

●   Increased Core Funds From Operations (Core FFO) to $6.97 per diluted share of Common Stock, a 6.1% increase from the prior year

●   Produced $210.7 million of Funds Available for Distribution (FAD), a 10.8% increase from the prior year

●   Completed 7.4 million square feet of lease production with associated cash rental rate growth of 5.2% and net effective rent growth of 14.7%

●   Maintained lease economic values, as measured by our proprietary lease valuation metric, well above target levels as a result of (1) positive rent growth in nearly all markets, and (2) transaction cost capital at near record low levels

●   Ended the year with total portfolio occupancy of 95.9%, an increase of 220 basis points from 93.7% in 2020; total portfolio weighted average occupancy was 94.3% in 2021, an increase of 210 basis points from 92.2% in 2020

●   Generated a Total Stockholder Return (TSR) of 46.1% compared to 41.3% for the NAREIT Equity Index

(1)

Same Park Cash NOI, Core FFO, and FAD are non-GAAP measures. Refer to pages 46 to 47 of our Annual Report on Form 10-K filed on February 22, 2022 for information regarding Core FFO and FAD, including a reconciliation to GAAP net income. Refer to Appendix A for information regarding Same Park Cash NOI, including a reconciliation to net income.

PS Business Parks • 2022 Proxy Statement • 2

Execution of Strategic Objectives

We successfully executed on several key operational objectives and further positioned the Company for continued long-term value creation through:

●

continued refinement of our portfolio through opportunistic sales of certain non-core assets while also growing our portfolio of shallow-bay industrial properties (our desired product-type) and, in doing so, building density and scale in each of our core markets;

●	disciplined containment of transaction costs, including make-ready projects, tenant improvements, and leasing costs;

●	empowering our dedicated and experienced in-house teams to make on-the-ground leasing and portfolio management decisions, resulting in exceptional operating metrics and financial results; and

●	further enhancing our “fortress” balance sheet, which allows us to seize accretive growth opportunities through various operating cycles.

We accomplished key initiatives that position the Company for superior long-term performance

●   Opportunistically disposed of 958,000 square feet of non-core office, industrial, and industrial-flex properties at a combined sale cap rate of 2.3%, generating $400.9 million of net sales proceeds

●   Acquired two industrial business parks in the Dallas, Texas, market for a combined 859,000 square feet, bolstering our core industrial portfolio in both quantity and quality

●   Made significant progress on the development of Brentford at The Mile, a 411-unit, $110 million multifamily development in Tysons, Virginia, and are on schedule to deliver the first units in the third quarter of 2022

●   Completed development of a new 83,000 square foot multi-tenant industrial building in Irving, Texas (Dallas metropolitan area), and commenced construction of an 83,000 square foot multi-tenant industrial building in Kent, Washington (Seattle metropolitan area) and a 17,000 square foot multi-tenant industrial building in Boca Raton, Florida

●   Further strengthened our “fortress” balance sheet by redeeming in full our 5.20% Cumulative Preferred Stock, Series W, and reducing our net debt and preferred equity by $115.7 million to $759.9 million at December 31, 2021; we are one of very few REITs that maintain an S&P corporate credit rating of “A-,” which significantly enhances our liquidity and access to capital through various operating cycles

Optimizing Our Portfolio through Opportunistic Dispositions and Disciplined Investing

We seek to identify and exploit opportunities to unlock value within our portfolio through opportunistic sales of non-core assets, while at the same time continuing to invest in and grow our portfolio of industrial and industrial-flex properties.

In 2021, we closed on the sale of a 371,000 square foot industrial-flex park located in San Diego, California; a 244,000 square foot office business park located in Herndon, Virginia; a 198,000 square foot office-oriented business park located in Chantilly, Virginia; a 70,000 square foot industrial-flex building located in Irving, Texas; a 53,000 square foot industrial building located in Beltsville, Maryland; and a 22,000 square foot industrial-flex building located in Irving, Texas (collectively, the 2021 Dispositions) at a combined sale cap rate of 2.3% based on actual and estimated 2021 property NOI. The aggregate net proceeds of the 2021 Dispositions was

PS Business Parks • 2022 Proxy Statement • 3

$400.9 million, of which $148.8 million was efficiently deployed as a Section 1031 exchange on the following industrial business parks (collectively, the 2021 Acquisitions):

●

Port America Industrial Park—a 718,000 square foot industrial business park located in Grapevine, Texas, immediately adjacent to Dallas/Fort Worth International Airport for a total purchase price of $123.3 million.

●	Jupiter Business Park—a 141,000 square foot industrial business park located in Plano, Texas, for a total purchase price of $25.6 million.

We acquired the 2021 Acquisitions at an aggregate cap rate of 3.8% based on underwritten 2022 NOI, well above the sale cap rate of the 2021 Dispositions. Further, the net sale proceeds from the 2021 Dispositions not used as a Section 1031 exchange were utilized, along with retained cash flow from operations and cash on hand, to (i) redeem in full our 5.20% Cumulative Preferred Stock, Series W, at par value of $189.8 million, reducing our cost of capital, and (ii) pay a one-time dividend distribution to stockholders of $4.60 per share of Common Stock, or $126.9 million in the aggregate, in addition to our regular quarterly dividends, providing a meaningful return to our stockholders.

In addition to the 2021 Acquisitions, we invested in growing our core industrial portfolio in 2021 with the development of modern, highly functional multi-tenant buildings on excess land parcels within existing parks, including the following:

●

Freeport Business Park—an approximately 83,000 square foot industrial building with suites ranging from 10,000 to 13,000 square feet; completed in March 2021 for a total development cost of $8.1 million.

●

212 Business Park—an approximately 83,000 square foot industrial building with an average suite size of 10,000 square feet; construction commenced in the fourth quarter of 2021 and is expected to be completed in the fourth quarter of 2022 for a total estimated development cost of $15.4 million.

●

Boca Commerce Park—an approximately 17,000 square foot industrial building with suites ranging from 650 to 800 square feet; construction commenced in the fourth quarter of 2021 and is expected to be completed in the fourth quarter of 2022 for a total estimated development cost of $4.0 million.

In 2021, we also made significant progress on the construction of Brentford at The Mile. The Mile is an office and multifamily park we own that sits on 45 contiguous acres of land located in Tysons, Virginia. In 2019, we successfully rezoned The Mile, allowing us to develop, at our election, up to 3,000 additional multifamily units (in addition to the existing 395 units at Highgate at the Mile) and approximately 500,000 square feet for other commercial uses. Brentford at The Mile serves as Phase II of the master-planned redevelopment of the park, with a total estimated development cost of $110.0 million.

Superior Operations and a Disciplined Capital Expenditure Strategy

We proactively minimize maintenance capital and transaction costs (i.e., make-ready, tenant improvement, and leasing costs) through aggressive cost-containment strategies, including the use of pre-designed and pre-built generic space and finish designs that are appropriate for a wide range of companies and industries. Further, by utilizing our in-house leasing teams, we are able to reduce leasing commissions and promote capital-efficient transactions, often with little-to-no tenant improvement allowances.

PS Business Parks • 2022 Proxy Statement • 4

Same Park recurring capital expenditures held steady at desired levels over the last few years as the result of our effective transaction cost containment strategies:

(1)	Amounts shown in the table above reflect the reported Same Park data for each respective period.

Developing our People

We hire and develop outstanding team members to lease and manage all of our properties and deliver superior performance to our customers. Our decentralized platform allows us to react quickly to local market dynamics and contain operating expenses and capital expenditures, while our vertical integration provides us with the ability to keep property management and leasing activity in-house, maximize cost efficiencies, and speed up decision-making.

Prudent Balance Sheet Management

An important component of our long term value-creation strategy is preserving and enhancing our “fortress” balance sheet. In 2021, we strengthened our financial position and liquidity by (i) renewing our unsecured revolving line of credit (the Credit Facility) and, in doing so, increasing our borrowing capacity from $250.0 million to $400.0 million while also lowering our cost of borrowing (LIBOR plus 70.0 basis points as of December 31, 2021), and (ii) reducing our net debt and preferred equity from $875.7 million at December 31, 2020 to $759.9 million at December 31, 2021, while also reducing our net debt plus preferred equity to Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) ratio from 3.2 times for the year ended December 31, 2020, to 2.6 times for the year ended December 31, 2021. Our balance sheet has consistently been, and remains, one of the strongest in the REIT sector, and our balance sheet strategy positions the Company to have sufficient access to capital necessary to sustain growth and financial performance through various market cycles. We are committed to responsible stewardship of our balance sheet—including, if appropriate, issuing debt as a capital source.

PS Business Parks • 2022 Proxy Statement • 5

(1)	Amounts shown in the table above reflect values as of December 31, 2021.

OUR FOCUS ON LONG-TERM VALUE CREATION DELIVERS SUPERIOR LONG-TERM PERFORMANCE

Our corporate strategy is focused on the long term. We manage all aspects of our business—operations, capital allocation, balance sheet, and risk management—for the decades, not just for months or years, to come. The result, as intended, is resiliency at the corporate and property levels, which, in turn, reinforces and perpetuates our ability to make strategic decisions aimed at maximizing long-term value for our stakeholders.

PS Business Parks • 2022 Proxy Statement • 6

Dividends, Core FFO, and FAD

As shown in the table below, over the last ten years Core FFO, FAD, and dividends per share grew at annual compound growth rates well in excess of the compound annual growth rate of our industrial/flex portfolio (by square footage) over the same period, demonstrating the significant value created relative to our capital outlay.

(1)

Amounts shown in the table above reflect compound annual growth rates for the metrics shown for the ten-year period ended December 31, 2021. Core FFO and FAD are non-GAAP measures. Refer to pages 46 to 47 of our Annual Report on Form 10-K filed on February 22, 2022 for information regarding Core FFO and FAD, including a reconciliation to GAAP net income, and refer to our prior Annual Reports on Form 10-K for historical data.

(2)	A one-time special cash dividend of $4.60 per share was paid in 2021 to distribute a portion of the excess income attributable to gains on sales from asset dispositions during the year.

The following table demonstrates our success at growing Core FFO per share and annual dividends per share of Common Stock over the same ten-year period.

PS Business Parks • 2022 Proxy Statement • 7

(1)

Core FFO is a non-GAAP measure. Refer to pages 46 to 47 of our Annual Report on Form 10-K filed on February 22, 2022 for information regarding Core FFO, including a reconciliation to GAAP net income, and refer to our prior Annual Reports on Form 10-K for historical data.

(2)

A one-time special cash dividend of $2.75 and $4.60 per share was paid in 2014 and 2021, respectively, to distribute a portion of the excess income attributable to gains on sales from asset dispositions during the respective years.

Return on Assets and Cost of Capital

During that same ten-year period, we increased Return on Assets and reduced our Cost of Capital.

(1)	Return on Assets is a non-GAAP measure. Refer to Appendix A for information regarding Return on Assets, including a GAAP reconciliation.

Our strong operating performance, capital allocation discipline, and prudent balance sheet management have generated consistently higher return on assets relative to our industrial REIT peers.

(1)

Duke Realty, EastGroup Properties, Rexford Industrial, Terreno Realty Corporation, STAG Industrial, Inc., and First Industrial Realty Trust are included in the peer set average for the one-year and five-year periods. All companies other than Rexford Industrial are included in the peer set average for the 10-year period. Peer set average represents a simple average of each peer company’s Return on Assets. Return on Assets for all companies includes the impact of acquisitions and dispositions during the respective year. Return on Assets is a non-GAAP measure. Refer to Appendix A for information regarding Return on Assets, including a GAAP reconciliation.

PS Business Parks • 2022 Proxy Statement • 8

Strong Credit Metrics

We believe that our outsized long-term performance and stockholder value creation (SVC) are due in large part to maintaining our fortress balance sheet and adhering to an above-average credit profile. The following chart illustrates two of the Company’s key credit metrics over the trailing five-year period: Fixed Charge Coverage Ratio and Debt plus Preferred Equity to EBITDAre Ratio.

(1)	EBITDAre is a non-GAAP measure. Refer to Appendix A for information regarding EBITDAre, including a reconciliation to GAAP net income.

PS Business Parks • 2022 Proxy Statement • 9

Total Stockholder Return

Our TSR has exceeded that of the NAREIT Equity Index and the S&P MidCap 400, of which we are a member company, for each of the 5-year, 10-year, and 20-year periods ending December 31, 2021, averaging 12.8% per year since 2002.

(1)	TSR assumes Common Stock price appreciation plus reinvestment of dividends.

The following chart shows our TSR expressed as cumulative return to stockholders over the last ten years, illustrating that $100 invested in PS Business Parks on December 31, 2011, would have been valued at $463.18 as of December 31, 2021.

(1)	TSR assumes Common Stock price appreciation plus reinvestment of dividends.

PS Business Parks • 2022 Proxy Statement • 10

Rental Income and RevPAF Growth

In 2021, we grew our Same Park rental income to $392.2 million, an increase of $22.8 million, or 6.2%, over 2020. Our disciplined approach to managing our assets, which focuses on maximizing rental income growth while promoting desired portfolio occupancy, has resulted in a multi-year trend of positive rental income growth. The following chart demonstrates the growth in Same Park revenue per available foot (RevPAF) for our industrial and flex portfolio over the trailing five year period, and for our total Same Park portfolio (including our remaining office assets) over the same period.

(1)	Same Park RevPAF represents rental income earned per total Same Park weighted average available square foot reported during the period presented.

(2)

For more information about Same Park rental income, including a reconciliation to GAAP net income, see page 33 of our Annual Report on Form 10-K filed on February 22, 2022, and refer to our prior Annual Reports on Form 10-K for historical data.

In addition to our multi-year trend of positive rental income growth, we are outperforming our competitive peer set and are extracting significantly higher RevPAF from our portfolio than our peers.

(1)	PSB Same Park RevPAF as shown in the table above reflects results from our industrial and flex portfolio only (excludes results from our office portfolio).

PS Business Parks • 2022 Proxy Statement • 11

Similar to the RevPAF results highlighted above, we continue to generate significantly higher levels of NOI per available square foot than most of our peers.

(1)

PSB Same Park Cash NOI per available foot as shown in the table above reflects results from our industrial and flex portfolio only (excludes results from our office portfolio). Same Park Cash NOI is a non-GAAP measure. Refer to Appendix A for information regarding Same Park Cash NOI, including a reconciliation to GAAP net income.

PS Business Parks • 2022 Proxy Statement • 12

OUR COMMITMENT TO ENVIRONMENTAL STEWARDSHIP AND SUSTAINABILITY, SOCIAL RESPONSIBILITY, AND GOOD GOVERANCE PRACTICES

We believe that a strong commitment to environmental stewardship and sustainability, social responsibility, and sound governance practices is good for our business and benefits our stockholders, employees, partners, and other stakeholders. We recognize our responsibility to operate in a responsible and sustainable manner that is aligned with the Company’s long-term strategy and promotes the best interests of the Company and its stakeholders.

Our Board, with the assistance of the Nominating, Governance, and Sustainability Committee (the NGS Committee), oversees management’s efforts and activities on environmental, social, and governance (ESG) initiatives. As set forth in the NGS Committee’s charter, the NGS Committee is responsible for assisting the Board in overseeing the Company’s (i) human capital development, including matters of diversity and inclusion, (ii) sustainability initiatives, including ESG matters, and (iii) governance policies. These explicit responsibilities evidence the Board’s commitment to actively overseeing the Company’s sustainability initiatives.

Our Environmental, Social, and Governance Steering Committee (the ESG Committee), comprising our President and CEO and other senior executives, directs, supports, and reports on the Company’s ongoing commitment to environmental, health and safety, social responsibility, governance, and other related matters. The ESG Committee Charter is available online in the Investor Relations section of our website, psbusinessparks.com. In addition, the Board and the NGS Committee oversee management’s efforts and activities on sustainability initiatives, receiving updates from the ESG Committee Chair no less than quarterly. This ensures a focused and appropriate level of oversight by the Board and demonstrates the Board’s commitment to ensuring the Company’s progress across our sustainability initiatives.

We are committed to continuously improving our sustainability practices and related disclosures. As evidence of this commitment, we have a current initiative to develop and publish a comprehensive sustainability report aligned with the Sustainability Accounting Standards Board (SASB) framework.

PS Business Parks • 2022 Proxy Statement • 13

Below are highlights of our primary ESG areas of focus and initiatives.

E	ENVIRONMENTAL. We are committed to growing and operating our business in an environmentally responsible and sustainable way.

The vast majority of our properties are leased to our customers on a triple-net or triple-net like basis, whereby customers are responsible for their own energy usage, water consumption, and waste management. We do, generally speaking, retain control of the common areas of our parks and promote the following practices:

Buildings and Footprint

●    We employ “on demand” controls and energy management systems, including occupancy sensors, photocell sensors, dimmers, and timers to maximize energy efficiency

●    We use real-time energy management programs to collect energy consumption data, identify energy reduction opportunities, and incorporate “quick solutions” to inefficiently programmed systems

●    New developments are LEED Certified and we are committed to adopting green building design practices; in 2021 we commenced an 83,000 square foot development in Kent, Washington and a 17,000 square foot development in Boca Raton, Florida, both of which are designed LEED Silver; in 2020, we delivered an 83,000 square foot multi-tenant industrial building in Dallas, Texas that was certified LEED Silver and commenced development of a 411-unit multifamily residential property in Tysons, Virginia that is designed LEED Silver

●    In 2021, we continued our multi-year replacement plan to install energy-efficient LED lighting (both exterior and interior) throughout our portfolio; we are replacing interior lighting at all of our properties with energy-efficient LED lights over a multi-year period as we gain access to units during vacancy periods

●    We have integrated both green and socially responsible supplier selection criteria where possible into our purchasing process

●    We encourage the adoption of renewable energy and seek to procure renewable energy contracts with utility providers

●    In 2021, we performed a portfolio-wide feasibility analysis of the installation of rooftop and carpark solar, which we will continue to evaluate in 2022

●    During construction, we reuse existing material when possible and use ultra-low or no VOC paint

●    Since 2010, we have invested $16.8 million to replace approximately 1,575 HVAC Roof Top Units, wall units, or heat pumps

●    We employ optimum start/stop programs to achieve temperature setbacks and increases during the night, weekends, and holidays

●    We minimize “building envelope” energy leaks by using environmentally safe sealant, tinting windows to maximize efficiency, and replacing the large majority of roofs with reflective “cool roofs” that may reduce energy consumption by up to 20%; since 2010, we have invested $16.4 million to replace 76 roofs

●    Since 2010, we have invested $10.2 million to replace over 400 major HVAC components, such as chillers, cooling towers, and compressors, with high efficiency equipment

●    We encourage environmental practices, including energy, water, and resource conservation, among customers and suppliers by including environmental matters in business discussions and initiatives

Waste and Recycling

●    We use trash compactors to reduce recycling pickups and train staff on facility protocols that simplify and maximize waste segregation and safe disposal, including the safe disposal of electronics

●    We reduce the use of single-purpose plastic at our facilities by purchasing reusable water bottles for each of our employees, eliminating consumption of over 25,000 plastic water bottles at our properties annually

●    We reduce water consumption with efficient low flow and motion sensor plumbing devices, efficient irrigation systems, conversion of retention ponds to ecofriendly environments, and drought-tolerant and native landscaping

●    In 2021 we submitted our second annual Global Real Estate Sustainability Benchmarking (GRESB) survey, achieving a survey score 17.1% higher than our inaugural submission in 2020

PS Business Parks • 2022 Proxy Statement • 14

S	SOCIAL. We are committed to investing in our employees and building customer, investor, and community relationships.

●    We are an Affirmative Action and Equal Opportunity Employer

●    We provide highly competitive compensation packages, with nearly 57% of our exempt employees having received stock grants

●    We offer comprehensive and competitive health benefits for all full-time employees and dependents

●    We regularly engage with and reach out to employees, customers, investors, and our communities

●    We have a robust talent recruitment and employee development program

●    We encourage employees to give back to our communities by providing two “volunteer” days to all employees annually that can be used by participating in group volunteer events or individually

●    We offer a charitable gift matching program, providing a donation match of up to a preset limit per employee annually to qualifying 501(c)(3) organizations

●    We sponsor employee wellness initiatives aimed at promoting healthy lifestyle choices at work and at home

●    We are committed to gender and racial diversity at all employee levels: 44% of employees are non-white, with 27% in a supervisory role, and 50% of employees are women, with 35% in a supervisory role

●    36% of our Board is female, and our Compensation Committee and Audit Committee are chaired by female directors

●    Our workforce has generational diversity: 6% generation Z (up to age 26), 39% millennials (aged 27-39), 47% generation X (aged 40-60), and 8% baby boomers (aged 61-78)

G	GOVERNANCE. The Company follows the corporate governance best practices highlighted below

●    Substantial majority of independent directors

●    Annual election of directors/no classified Board

●    Opted out of all Maryland anti-takeover provisions and cannot opt in without stockholder approval

●    Oversight of risk by the full Board; nine directors with cybersecurity or risk/crisis management experience from their principal occupations or other professional experience or education

●    Presiding Independent Director and separate CEO and Chairman

●    Robust stock ownership requirements

●    Annual Board and committee self-evaluations

●    No poison pill

●    Anti-short-sale and anti-hedging policies

●    Executive compensation is tied to performance

●    All Audit Committee members are independent and financial experts

●    Robust clawback policy applying to all incentive compensation

●    Board members with diverse experiences, including fields of specialty in finance, real estate, executive recruitment, banking, private equity, talent management, and governance

●    Codes of Ethics for Directors and Senior Financial Executives

●    Business Conduct Standards for Employees and Directors

PS Business Parks • 2022 Proxy Statement • 15

Proposal 1:

Election of Directors

Our Board has nominated eleven directors, who, if elected by stockholders at our 2022 Annual Meeting of Stockholders (Annual Meeting), have agreed to serve until next year’s annual meeting. All nominees are currently directors of the Company.

RECOMMENDATION:

Vote FOR all nominees

PS Business Parks • 2022 Proxy Statement • 16

PROPOSAL 1:

ELECTION OF DIRECTORS

EXECUTIVE SUMMARY

Our Board has nominated eleven directors for election at this year’s Annual Meeting to hold office until the next annual meeting of stockholders.

Each of the eleven nominees has agreed to be named in this proxy statement and to serve on the Board if elected. We currently expect all nominees to attend the Annual Meeting.

If any of our nominees becomes unavailable to stand for election, the proxies named on the proxy card intend to vote your Common Stock for the election of any substitute nominee proposed by the Board.

We believe that each nominee has the skills, experience, and personal qualities that the Board seeks and that the combination of these nominees creates an effective, well-functioning Board that serves the best interests of PS Business Parks and our stockholders.

The Board is responsible for overseeing management and providing sound governance on behalf of our stockholders. The Board and each of its committees have an active role in overseeing management of the Company’s risks, a responsibility that the Board believes is one of its most important areas of oversight.

The Board carries out its responsibilities through (1) the effective collaboration of our highly capable and experienced directors; (2) a well-crafted Board structure, which includes separate individuals holding the positions of the CEO, the Chairman of the Board, and the Lead Independent Director; (3) a strong committee structure that enables directors to provide the appropriate level of focused oversight and subject-matter expertise; and (4) adherence to our Corporate Governance Guidelines and Directors’ Code of Ethics.

PS Business Parks • 2022 Proxy Statement • 17

BOARD COMPOSITION HIGHLIGHTS

Board diversity is important because having a variety of viewpoints improves the quality of dialogue, contributes to a more effective decision-making process, and enhances overall culture in the boardroom. Our directors represent a diversity of professional experience, race, ethnicity, gender, age, and Board tenure, including:

*	Racial diversity includes self-identification as a member of an underrepresented community.
**	Average tenure is 9 years.

PS Business Parks • 2022 Proxy Statement • 18

BOARD EVALUATIONS AND NOMINATIONS

In evaluating potential candidates for service on the Board, the NGS Committee and the Board select director candidates who will best serve the Board and PS Business Parks in the current and anticipated business environment. The goal in the vetting and nomination process is to achieve an appropriate balance of knowledge, experience, diversity, and capabilities on the Board. The Board, through the NGS Committee, considers the following non-exclusive list of experiences, qualifications, attributes, and skills of both potential director nominees and existing members of the Board:

● Senior leadership experience	● Governance experience

● Accounting/financial expertise	● Technology and cybersecurity expertise

● Industry experience	● Risk and crisis management experience

● Operational management experience	● Legal and regulatory compliance expertise

● Capital markets/investment banking expertise	● Real estate development experience

● Executive recruitment, compensation, and development experience	● Mergers and acquisitions experience
● Risk management experience	● Diversity (gender, race, nationality, and other attributes)

Our director nominees have qualifications, skills, and experience relevant to our business. Each director has experience, mainly at senior executive levels, in other organizations, and a majority of the directors hold or have held directorships at other U.S. public companies. Five of our directors have served as CEO, and all have demonstrated superb leadership, intellectual, and analytical skills gained from deep experience in management, finance, and corporate governance.

BOARD FOCUS ON REFRESHMENT

Our Board and the NGS Committee understand the importance of Board refreshment and aim to strike a balance between the knowledge that comes from longer-term service on the Board with the new experience, ideas, and energy that can come from adding directors to the Board. Four of our eleven directors have joined our Board within the past three years. Our NGS Committee annually considers the long-term make up of our Board and how the members of our Board have changed over time, including the use of annual director questionnaires on the Board’s composition and effectiveness and the completion of rigorous director evaluations to ensure a continued match of each director’s skill sets against the Company’s needs.

In addition, as part of our stockholder engagement dialogue, we routinely ask our investors for input regarding Board performance. Our NGS Committee also regularly considers whether the range of our Board’s tenure appropriately encompasses directors who have historic institutional knowledge of PS Business Parks and the competitive environment, complemented by newer directors with varied backgrounds, perspectives, and skills. To facilitate Board refreshment, our Corporate Governance Guidelines provide that directors will not be nominated or appointed to the Board unless they will be 75 years of age or younger on the first day of their term of service. The robustness of our refreshment strategy combines experience and continuity with new perspectives.

Assuming the election of this year’s proposed director nominees, we believe we will have a good balance between tenured directors with significant experience with the Company and more recently appointed or elected directors with fresh perspectives, constituting a strong, independent Board that will be well-positioned to navigate the current challenging business environment and accelerate the Company’s growth and accomplishment of key corporate objectives for the benefit of all of our stakeholders.

PS Business Parks • 2022 Proxy Statement • 19

COMMITMENT TO DIVERSITY

The Company is committed to ensuring that a diversity of experiences and viewpoints are represented on the Board as well as the Company’s senior management team. As a reflection of the Company’s commitment, the NGS Committee’s Charter provides that, when evaluating possible director candidates, the NGS Committee should consider whether each director reflects a diversity of experience, skills, background, gender, race, and/or ethnicity. In addition, the NGS Committee will ask any search firm that it engages for the purpose of identifying potential director candidates to include diverse candidates who meet applicable search criteria in the pool of potential candidates. Our commitment has led to a Board that reflects diverse perspectives, including a complementary mix of skills, experience, and backgrounds that we believe are paramount to our ability to represent the interests of our stakeholders. Our Board comprises 36% women, and two directors self-identify as being racially diverse or belonging to an underrepresented community. Our Board recognizes the importance of diversity and supports management’s efforts to enhance all aspects of diversity throughout the Company.

NOMINEE QUALIFICATIONS

The NGS Committee has recommended to the Board, and the Board has nominated, eleven of our incumbent directors listed below for re-election to the Board. On March 23, 2022, Dan M. Chandler, III, who served as President and CEO and a member of the Board since 2021, stepped down from his positions with the Company for health reasons and thus has not been nominated for re-election. The Board believes that these nominees provide the Company with the combined skills, experience, diversity, and personal qualities needed for an effective and engaged Board. Seven of the eleven director nominees are independent. If elected, each of the eleven nominees will serve for a one-year term beginning with our Annual Meeting and until our 2023 annual meeting of stockholders, or until their successors, if any, are elected or appointed. Each nominee has agreed to serve if elected.

PS Business Parks • 2022 Proxy Statement • 20

We recommend that you vote FOR each nominee.

Nominee	Age	Principal Business Background	Director Since	Committee Membership

Ronald L. Havner, Jr.	64	Chairman of the Board and Retired Chief Executive Officer of Public Storage and PS Business Parks, Inc.	1998	Investment

Maria R. Hawthorne(1)	62	Interim Chief Operating Officer and Former President and Chief Executive Officer of PS Business Parks, Inc.	2016	Investment (Chair) and Capital

Jennifer Holden Dunbar Presiding Independent Director for 2022(2)	59	Former Partner of Leonard Green & Partners, L.P.	2009	Compensation (Chair) and Audit

M. Christian Mitchell Independent Director	67	Managing partner of THG Advisory Services, LLC	2021	Compensation and Investment

Irene H. Oh Independent Director	44	Executive Vice President and Chief Financial Officer of East West Bancorp, Inc. and East West Bank	2021	Audit and NGS

Kristy M. Pipes Independent Director	62	Retired Managing Director and Chief Financial Officer of Deloitte Consulting	2019	Audit (Chair) and NGS

Gary E. Pruitt Independent Director	72	Retired Chairman and Chief Executive Officer of Univar N.V.	2012	Audit, Compensation, and NGS

Robert S. Rollo Independent Director	74	Retired Senior Partner of Heidrick and Struggles	2013	NGS (Chair) and Compensation

Joseph D. Russell, Jr.	62	President and Chief Executive Officer of Public Storage and former President and Chief Executive Officer of PS Business Parks, Inc.	2003	Capital and Investment

Peter Schultz Independent Director Presiding Independent Director for 2021(2)	74	Retired Chief Executive Officer of The Beacon Group, Inc.	2012	Audit and Capital (Chair)

Stephen W. Wilson(1)	65	Interim President and Chief Executive Officer of PS Business Parks, Inc. and Retired Executive Vice President–Development of AvalonBay Communities, Inc.	2019	Capital and Investment

(1)

As previously disclosed, Mr. Chandler took a leave of absence from the Company for health reasons effective January 17, 2022 and stepped down as President and CEO and as a member of the Board on March 23, 2022 due to such health reasons. Mr. Wilson was appointed as Interim President and CEO and Ms. Hawthorne was appointed as Interim Chief Operating Officer effective January 17, 2022. Prior to his appointment as Interim President and CEO, Mr. Wilson qualified as an independent director and, following his interim service as an executive, we expect he will again qualify as an independent director. Mr. Wilson previously served on the Compensation Committee throughout 2021 and until his appointment as Interim President and CEO.

(2)	Please see “Corporate Governance and Board Matters—Presiding Independent Director” on page 30.

PS Business Parks • 2022 Proxy Statement • 21

DIRECTOR NOMINEES SKILLS SUMMARY

The Board believes that our director nominees provide PS Business Parks with the combined skills, experience, and personal qualities needed for an effective and engaged Board.

CEO or Executive Experience	●	●		●	●	●	●	●	●	●	●

Other Public Board Experience	●	●	●	●	●	●	●		●

Relevant Industry Experience	●	●	●	●					●	●	●

Financial Expert or Tax Expertise	●	●	●	●	●	●	●			●	●

Corporate Governance Experience	●	●	●	●	●	●	●	●	●	●	●

M&A / Capital Markets / Capital Allocation Experience	●	●	●	●	●	●	●		●	●	●

Succession Planning / Management Development Experience	●	●		●		●	●	●	●	●	●

Cybersecurity or Risk / Crisis Management Experience	●	●	●	●	●	●	●		●	●

Gender Diversity		●	●		●	●

Racial Diversity (including self-identification as being from an underrepresented community)		●			●

PS Business Parks • 2022 Proxy Statement • 22

DIRECTOR NOMINEE BIOGRAPHIES

Age: 64

Director since: 1998

Committees: Investment

Director Qualification Highlights:

Extensive leadership experience and Company and industry knowledge; financial and M&A expertise; risk management expertise

Ronald L. Havner, Jr.

Chairman of the Board of Public Storage

Mr. Havner has been Chairman of the Board of PS Business Parks since March 1998 and previously served as the Company’s Chief Executive Officer. Mr. Havner has been Chairman of the Board of Trustees of Public Storage (NYSE: PSA), a PS Business Parks affiliate, since August 2011 and was Chief Executive Officer from November 2002 until his retirement effective January 1, 2019. Mr. Havner has served as Chairman of the Board of Directors of another PS Business Parks affiliate, Shurgard Self Storage SA (EURONEXT: SHUR) (Shurgard) since completion of its initial public offering in October 2018. Mr. Havner also serves as a director of AvalonBay Communities, Inc. (NYSE: AVB) and served as director of California Resources Corp. (NYSE: CRC) from December 2014 to May 2018. Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

In considering Mr. Havner’s nomination for re-election to the Board, the NGS Committee and the Board considered Mr. Havner’s extensive leadership experience, his knowledge of the Company and the industry from his service as Chairman since 1998 and as the Company’s previous Chief Executive Officer, and his public company board experience.

PS Business Parks • 2022 Proxy Statement • 23

Age: 62 Director since: 2016 Committees: Investment (Chair) and Capital Director Qualification Highlights: Extensive Company knowledge; operational, leadership, and risk management experience

Maria R. Hawthorne

Interim Chief Operating Officer and Former President and Chief Executive Officer of PS Business Parks

Ms. Hawthorne has been the Company’s Interim Chief Operating Officer since January 17, 2022. Previously, she served as Chief Executive Officer and President of the Company from July 2016 and August 2015, respectively, until her retirement on September 1, 2020. In addition, Ms. Hawthorne also served as the Company’s acting Chief Financial Officer from September 2017 to September 2018. Ms. Hawthorne was elected as a member of our Board in July 2016. Ms. Hawthorne previously served as Executive Vice President, Chief Administrative Officer of the Company from July 2013 to August 2015. Prior to that, Ms. Hawthorne served as the Company’s Executive Vice President, East Coast, from February 2011 to July 2013. Ms. Hawthorne served as the Company’s Senior Vice President from March 2004 to February 2011, with responsibility for property operations on the East Coast, including Northern Virginia, Maryland, and South Florida. From June 2001 through March 2004, Ms. Hawthorne was a Vice President of the Company, responsible for property operations in Virginia. From July 1994 to June 2001, Ms. Hawthorne was a Regional Manager of the Company in Virginia. From August 1988 to July 1994, Ms. Hawthorne was a General Manager, Leasing Director, and Property Manager for American Office Park Properties.

Ms. Hawthorne also serves on the Board of Directors for Essex Property Trust (NYSE: ESS), a fully integrated REIT that acquires, develops, redevelops, and manages multifamily apartment communities on the West Coast. She also serves on the Board of Directors for ASGN Incorporated (NYSE: ASGN), a leading provider of IT services and professional solutions, including technology, creative, and digital, across the commercial and government sectors. She is a member of the audit committee of both boards.

In considering Ms. Hawthorne’s nomination for re-election to the Board, the NGS Committee and the Board considered Ms. Hawthorne’s position as Interim Chief Operating Officer, deep Company knowledge, and her expertise in commercial real estate, financial and operational strategies, acquisitions and development, capital markets, enterprise risk management, and leadership development.

Age: 59 Director since: 2009 Committees: Compensation (Chair) and Audit Director Qualification Highlights: Extensive financial expertise; experience in private equity, investments, and M&A

Jennifer Holden Dunbar

Former Partner of Leonard Green & Partners, L.P.

Ms. Dunbar has been a director of PS Business Parks since February 2009. From 1994 to 1998, Ms. Dunbar was a partner with Leonard Green & Partners, L.P., a private equity firm she joined in 1989. Ms. Dunbar is also a director of Big 5 Sporting Goods Corporation (NASDAQ: BGFV), where she serves on the compensation committee and chairs the nominating and corporate governance committee. Since 2015, Ms. Dunbar has served on the board of trustees of various funds in the PIMCO Funds complex, where she is the chair of the investment performance committee and is a member of the audit, governance, and valuation oversight committee of each board. Each of the PIMCO entities is a registered investment company under the Investment Company Act of 1940.

Ms. Dunbar qualifies as one of the Company’s Audit Committee financial experts, and in considering Ms. Dunbar’s nomination for re-election to the Board, the NGS Committee and the Board considered Ms. Dunbar’s financial expertise, experience in private equity, and experience with investments and mergers and acquisitions. She also has valuable experience as a member of several public company boards.

PS Business Parks • 2022 Proxy Statement • 24

Age: 67

Director since: 2021

Committees: Compensation and Investment

Director Qualification Highlights:

Extensive operational, leadership, risk management, and corporate governance experience; knowledge and expertise in M&A and management succession and development

M. Christian Mitchell

Managing Partner of THG Advisory Services, LLC

Mr. Mitchell has been a director of PS Business Parks since September 2021. Mr. Mitchell serves as a managing partner of THG Advisory Services, LLC, an alternative investment and advisory firm. Mr. Mitchell is a retired senior partner at Deloitte & Touche LLP, where he served as the national or regional managing partner for various practices of the firm and was a founding member of the Board of Directors of Deloitte Consulting USA. Mr. Mitchell is a director of Pacific Premier Bancorp, Inc. (NASDAQ: PPBI), a regional bank holding company; Western Asset Mortgage Capital Corporation (NYSE: WMC), a mortgage REIT; and Parsons Corp. (NYSE: PSN), a global solutions provider to the defense, intelligence, and critical infrastructure markets. Mr. Mitchell also serves as the vice chairman of the Board of Directors of Marshall & Stevens, a national valuation and financial advisory firm; as a director of Huntington Memorial Hospital, a not-for-profit hospital; and as chairman emeritus of the National Association of Corporate Directors (NACD), Pacific Southwest Chapter.

In considering Mr. Mitchell’s nomination for re-election to the Board, the NGS Committee and the Board considered Mr. Mitchell’s deep management and leadership experience, having held several senior leadership positions during his career, along with his experience in corporate governance.

Age: 44 Director since: 2021 Committees: Audit and NGS Director Qualification Highlights: Extensive leadership, financial, and risk management experience

Irene H. Oh

Executive Vice President and Chief Financial Officer of East West Bancorp, Inc. and East West Bank

Ms. Oh has been a director of PS Business Parks since April 2021. Ms. Oh has served as Executive Vice President and Chief Financial Officer of East West Bancorp, Inc. and East West Bank (NASDAQ: EWBC) (East West), a bank holding company and its subsidiary bank that operates over 120 locations in the U.S. and Greater China, since January 2010. She has held various leadership roles at East West since joining in 2004. Prior to joining East West, Ms. Oh held positions at Deloitte and Goldman Sachs. Ms. Oh serves on the Board of Directors and the audit committee of the United Way of Greater Los Angeles.

Ms. Oh qualifies as one of the Company’s Audit Committee financial experts, and in considering Ms. Oh’s nomination for re-election to the Board, the NGS Committee and the Board considered Ms. Oh’s extensive financial analysis and operational expertise. Ms. Oh also brings deep management and leadership experience to the Board, having held several senior leadership positions during her career.

PS Business Parks • 2022 Proxy Statement • 25

Age: 62 Director since: 2019 Committees: Audit (Chair) and NGS Director Qualification Highlights: Financial and operational expertise; extensive leadership and risk management experience

Kristy M. Pipes

Retired Managing Director and Chief Financial Officer of Deloitte Consulting

Ms. Pipes has been a director of PS Business Parks since July 2019. Ms. Pipes was Managing Director and Chief Financial Officer of Deloitte Consulting, a management consultancy firm with operations in the United States, India, Germany, and Mexico, where she managed the finance function. Ms. Pipes held various leadership positions, including serving on the firm’s Management Committee and Consulting Operations Committee. Prior to joining Deloitte in 1999, Ms. Pipes was Vice President and Manager, Finance Division, at Transamerica Life Companies and Senior Vice President and Chief of Staff for the President and Chief Executive Officer (among other senior management positions) at First Interstate Bank of California. Ms. Pipes serves as a trustee of Public Storage (NYSE: PSA) and as a director of ExlService Holdings, Inc. (NASDAQ: EXLS) and Savers/ValueVillage.

Ms. Pipes qualifies as one of the Company’s Audit Committee financial experts, and in considering Ms. Pipes’s nomination for re-election to the Board, the NGS Committee and the Board considered Ms. Pipes’s extensive financial analysis, operational, technology, and risk management expertise. Ms. Pipes also brings deep management and leadership experience to the Board, having held several senior leadership positions during her career.

Age: 72

Director since: 2012

Committees: Audit, Compensation, and NGS

Director Qualification Highlights:

Extensive leadership, financial, and risk management experience; experience as trustee of Public Storage

Gary E. Pruitt

Retired Chairman and Chief Executive Officer of Univar N.V.

Mr. Pruitt has served as a director of PS Business Parks since February 2012. He served as Chairman and Chief Executive Officer of Univar N.V. (Univar) from 2002 until his retirement as Chief Executive Officer in 2010 and as Chairman in 2011. Univar is a chemical distribution company with distribution centers in the United States, Canada, and Europe. Mr. Pruitt is also a director of Itron, Inc. (NASDAQ: ITRI). He is a former trustee of Public Storage (NYSE: PSA) and a former director of Esterline Technologies Corp. (NYSE: ESL).

Mr. Pruitt qualifies as one of the Company’s Audit Committee financial experts, and in considering Mr. Pruitt’s nomination for re-election to the Board, the NGS Committee and the Board considered Mr. Pruitt’s leadership, financial, and risk management experience as Chairman and Chief Executive Officer at Univar and his public company board experience.

PS Business Parks • 2022 Proxy Statement • 26

Age: 74

Director since: 2013

Committees: NGS (Chair) and Compensation

Director Qualification Highlights:

Extensive knowledge and expertise in executive recruitment, compensation, and talent management; experience in corporate governance

Robert S. Rollo

Retired Senior Partner of Heidrick and Struggles

Mr. Rollo has served as a director of PS Business Parks since October 2013. Mr. Rollo most recently served as a Senior Partner at Heidrick and Struggles, an international leadership advisory and executive search firm, from 2006 until his retirement in 2012. Mr. Rollo is a past trustee of the University of Southern California and is chairman emeritus of the NACD, Southern California Chapter.

In considering Mr. Rollo’s nomination for re-election to the Board, the NGS Committee and the Board considered Mr. Rollo’s extensive knowledge of and expertise in executive recruitment, compensation, and development and talent management, along with his experience in corporate governance.

Age: 62 Director since: 2003 Committees: Capital and Investment Director Qualification Highlights: Leadership and risk management experience; extensive Company and industry knowledge

Joseph D. Russell, Jr.

President and Chief Executive Officer of Public Storage

Mr. Russell has been a director of PS Business Parks since August 2003. Mr. Russell has been President and Chief Executive Officer of Public Storage since July 2016 and January 2019, respectively. Mr. Russell also joined the Public Storage Board of Trustees in January 2019. Previously, Mr. Russell was Chief Executive Officer of PS Business Parks from August 2003 until July 2016 and President of PS Business Parks from September 2002 to August 2015. Mr. Russell serves on the Advisory Board of Governors of NAREIT and previously served on the Board of Directors of the Self-Storage Association. Before joining PS Business Parks, Mr. Russell was employed by Spieker Properties (Spieker; previously listed on the NYSE), an owner and operator of office and industrial properties in Northern California, and its predecessor, for more than ten years, becoming an officer of Spieker when it became a publicly held REIT in 1993.

In considering Mr. Russell’s nomination for re-election to the Board, the NGS Committee and the Board considered Mr. Russell’s leadership and risk management experience; Company and industry knowledge, including his more than 25-year involvement with publicly held REITs; and extensive experience with office and industrial real estate.

PS Business Parks • 2022 Proxy Statement • 27

Age: 74 Director since: 2012 Committees: Audit and Capital (Chair) Director Qualification Highlights: Leadership and senior management experience; extensive knowledge of the real estate industry

Peter Schultz

Retired Chief Executive Officer and Director of The Beacon Group, Inc.

Mr. Schultz has been a director of PS Business Parks since February 2012. He served as President, Chief Executive Officer, and a director of The Beacon Group, Inc. (Beacon) and its affiliates for more than 25 years until his retirement in 2010. Beacon and its affiliates were engaged in the development and management of more than three million square feet of retail, industrial, hospitality, and residential projects. Prior to working at Beacon, Mr. Schultz was employed by Arthur Andersen as a certified public accountant in its tax department.

Mr. Schultz is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Mr. Schultz qualifies as one of the Company’s Audit Committee financial experts, and in considering Mr. Schultz’s nomination for re-election to the Board, the NGS Committee and the Board considered Mr. Schultz’s leadership and extensive real estate experience as President, Chief Executive Officer, and director of Beacon and its affiliates and his extensive financial expertise gained from his almost forty years of experience in finance.

Age: 65

Director since: 2019

Committees: Capital and Investment

Director Qualification Highlights:

Extensive leadership, operational, and financial experience, as well as knowledge of the real estate industry

Stephen W. Wilson

Interim President and Chief Executive Officer PS Business Parks
Retired Executive Vice President—Development of AvalonBay Communities, Inc.

Mr. Wilson has been the Company’s Interim President and Chief Executive Officer since January 17, 2022. Mr. Wilson has been a director of PS Business Parks since July 2019. Mr. Wilson was Executive Vice President—Development of AvalonBay Communities, Inc. (NYSE: AVB) (AvalonBay), a real estate investment trust that develops, redevelops, acquires, and manages multifamily communities in the United States. Mr. Wilson held various senior leadership positions and was responsible for development activities on the West Coast and Mid-Atlantic at AvalonBay. Prior to joining AvalonBay in 1988, Mr. Wilson was Senior Vice President and Chief Operating Officer of SU Development, Inc. and Senior Vice President of Continental Pacific, Inc., with responsibilities in development, debt and equity financing, property management, and institutional sales.

Mr. Wilson is a member of the Urban Land Institute (ULI), former chair of the ULI Transit Oriented Development Council, and a member of The American Institute of Certified Public Accountants.

In considering Mr. Wilson’s nomination for re-election to the Board, the NGS Committee and the Board considered Mr. Wilson’s position as Interim President and Chief Executive Officer and extensive real estate development, finance, and accounting experience. In addition, the Board considered Mr. Wilson’s service in several senior leadership positions at public and private companies.

PS Business Parks • 2022 Proxy Statement • 28

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE FRAMEWORK

The Board has adopted the following corporate governance documents, which, along with our charter and bylaws, establish the framework for our corporate governance and outline the general practice of our Board with respect to Board structure, function, conduct, and Board and committee organization:

●	Corporate Governance Guidelines

●	Charters of our standing committees of the Board (the Committee Charters)

●	Business Conduct Standards applicable to our officers and employees

●	Directors’ Code of Ethics

●	Code of Ethics for Senior Financial Executives

Our current Corporate Governance Guidelines, Business Conduct Standards, Directors’ Code of Ethics, Code of Ethics for Senior Financial Executives, and Committee Charters are available online in the Investor Relations section of our website, psbusinessparks.com, or will be delivered to you by mail upon your request in writing to the Company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201.

The NGS Committee reviews the Corporate Governance Guidelines at least annually and makes recommendations for any changes to the Board. We will disclose any substantive amendments or waivers to our ethics policies and standards on our website or in accordance with the Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) requirements.

BOARD ENGAGEMENT AND OVERSIGHT

The Board and our senior leadership team engage regularly and collaborate closely to ensure the Company meets its commitments to all stakeholders, including our employees, customers, and our stockholders. One of the Board’s highest priorities continues to be guiding the development and execution of the Company’s long-term strategy. The Board remains focused on working with management to develop strategies to accelerate growth and generate value to stockholders.

The Board is also actively overseeing management’s efforts and activities on ESG initiatives. For example, the NGS Committee assists the Board in overseeing the Company’s (i) human capital development, including matters of diversity and inclusion, (ii) sustainability initiatives, including ESG matters, and (iii) governance policies.

BOARD LEADERSHIP

We have separate individuals serving as Chairman of the Board and as CEO. Ronald L. Havner, Jr., has served as Chairman of the Board since March 1998. Mr. Havner has been involved with the Company since its founding and has extensive knowledge of the Company, the markets in which it operates, and the real estate industry. Stephen W. Wilson was appointed Interim President and CEO effective January 17, 2022.

We do not have a policy against one individual holding the positions of Chairman and CEO. Rather, the Board evaluates the desirability of having a combined or separate Chairman and CEO from time to time and adopts a structure based on what it believes to be in the best interests of PS Business Parks and its stockholders. Currently, the Board believes that having separate Chairman and CEO roles serves the interests of the Company and its stockholders well.

PS Business Parks • 2022 Proxy Statement • 29

PRESIDING INDEPENDENT DIRECTOR

The Board has established a position of Presiding Independent Director to provide an independent director with a leadership role on the Board. The Presiding Independent Director presides at meetings of all independent directors or all non-management directors in executive sessions without the presence of management. These meetings are held regularly in connection with each regularly scheduled Board meeting and at the request of any independent or non-management director. In addition, the independent directors meet separately at least once annually. These sessions are designed to encourage open discussion of any matter of interest without the CEO or any other members of management present. The position of Presiding Independent Director generally rotates annually among the chairs of the standing committees of the Board. Peter Shultz was the Presiding Independent Director for 2021. Jennifer Holden Dunbar is the Presiding Independent Director for 2022.

COMMITTEES OF THE BOARD

Our Board has five standing committees: the Audit Committee, the Compensation Committee, the NGS Committee, the Capital Committee, and the Investment Committee. Each of the standing committees other than the Investment Committee operates pursuant to a written charter, which can be viewed online in the Investor Relations section of our website, psbusinessparks.com. Any stockholder may obtain a printed copy by writing to the Company’s Corporate Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201.

The following table sets forth the current membership of the Board’s five standing committees, each of which is described below:

Director	Audit	Compensation	NGS	Capital	Investment

Ronald L. Havner, Jr.					Member

Maria R. Hawthorne				Member	Chair

Jennifer H. Dunbar	Member	Chair

M. Christian Mitchell		Member			Member

Irene H. Oh	Member		Member

Kristy M. Pipes	Chair		Member

Gary E. Pruitt	Member	Member	Member

Robert S. Rollo		Member	Chair

Joseph D. Russell, Jr.				Member	Member

Peter Schultz	Member			Chair

Steven W. Wilson(1)				Member	Member
(1) Mr. Wilson was removed from the Compensation Committee effective January 17, 2022 in connection with his appointment as Interim President and Chief Executive Officer.

Audit Committee

The primary functions of the Audit Committee, as set forth in its charter, are to:

●	oversee the integrity of our financial statements;

●	oversee compliance with legal and regulatory requirements;

●	consider the qualifications, independence, and performance of the independent registered public accounting firm;

●	appoint, evaluate, and determine the compensation of the independent registered public accounting firm;

PS Business Parks • 2022 Proxy Statement • 30

●	approve all services performed by the independent registered public accounting firm and related fees;

●	review the scope and results of internal audits, the Company’s internal controls over financial reporting, and the performance of the Company’s internal audit function;

●	review and approve the scope of the annual audit, the audit fee, and the financial statements;

●	prepare the Audit Committee Report for inclusion in the annual proxy statement;

●	oversee the accuracy and reliability of the Company’s quantitative public disclosures relating to ESG matters; and

●	annually review its charter and performance.

Each member of the Audit Committee: (1) meets the financial literacy and independence standards of the NYSE; (2) qualifies as an audit committee financial expert pursuant to the rules of the SEC; and (3) qualifies as independent pursuant to the rules of the SEC and NYSE.

Additionally, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment policies.

The Audit Committee also oversees cybersecurity and other IT risks affecting the Company. Management reports regularly to the Audit Committee regarding information security. We consider each member of our Audit Committee to possess information security experience by way of their oversight responsibilities over this area. See “Corporate Governance and Board Matters—Cybersecurity” on page 35 for more information about how the Audit Committee and the Company are committed to properly addressing cybersecurity risks we face in today’s global business environment.

Compensation Committee

The primary functions of the Compensation Committee, as set forth in its charter, are to:

●	determine, either as a committee or together with other independent directors, the compensation of the Company’s CEO;

●	determine the compensation of other executive officers;

●	administer the Company’s equity and incentive compensation plans;

●

review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K and to recommend to the Board for inclusion of the CD&A in the Annual Report on Form 10-K and proxy statement;

●	provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement;

●	periodically review and evaluate the compensation for directors and recommend changes as appropriate;

●	annually review the Company’s process for evaluating potential risks related to the Company’s compensation policies and practices and the Company’s management of such risks;

●	review the advisory stockholder votes on the Company’s executive compensation programs;

PS Business Parks • 2022 Proxy Statement • 31

●	produce the Compensation Committee Report for inclusion in the annual proxy statement; and

●	annually review its charter and performance.

The Compensation Committee has not delegated any of its responsibilities to individual members of the Compensation Committee or to a subcommittee of the Compensation Committee, although it has the discretion to do so. As required by its charter, the Compensation Committee and, in some instances, the Compensation Committee and all other independent members of the Board, made final compensation decisions for executive officers in 2021, including the NEOs set forth in the Summary Compensation Table on page 53 below. The Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically and for 2021 has not done so, relying instead on surveys of publicly available information about senior executive compensation at similar companies.

Each member of the Compensation Committee qualifies as independent pursuant to the rules of the SEC and NYSE, including the heightened independence requirements for compensation committee members.

Compensation Committee Interlocks and Insider Participation. No executive officer of PS Business Parks served on the compensation committee or board of directors of any other entity that has an executive officer who also served on our Compensation Committee or Board at any time during 2021, and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.

Nominating, Governance, and Sustainability Committee

The primary functions of the NGS Committee, as set forth in its charter, are to:

●	identify, evaluate, and make recommendations to the Board for director nominees for each annual meeting of stockholders and fill any vacancy on the Board;

●	oversee the Company’s corporate governance policies and review and assess the adequacy of those policies on an ongoing basis and recommend any changes to the Board;

●	oversee the annual Board assessment of Board performance;

●	assist the Board in overseeing the Company’s strategies for human capital development, including matters of diversity and inclusion;

●	oversee the Company’s sustainability initiatives, including ESG matters;

●	oversee the Company’s political and charitable contributions; and

●	annually review its charter and performance.

Our Board has delegated to the NGS Committee responsibility for recommending nominees for election to the Board. Other duties and responsibilities of the NGS Committee include periodically reviewing the structure, size, composition, and operation of the Board and each Board committee; recommending assignments of directors to Board committees; conducting a preliminary review of director independence; and overseeing director orientation. The principles set forth in its charter further guide the NGS Committee.

Director Qualifications. We believe that members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing stockholder value and should have sufficient time to carry

PS Business Parks • 2022 Proxy Statement • 32

out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. In general, the Board seeks to add directors who meet the independence requirements of the NYSE rules. In addition, director candidates must annually submit a completed director questionnaire concerning matters related to the determination of their independence, including the heightened independence standards for audit committee and compensation committee members, and whether a candidate qualifies as an audit committee financial expert, and all director candidates must satisfactorily complete a background investigation by a third-party firm prior to joining the Board.

Identifying and Evaluating Nominees for Directors. The NGS Committee utilizes a variety of methods for identifying and evaluating nominees for director.

The NGS Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the NGS Committee considers various potential candidates for director.

Candidates may come to the attention of the NGS Committee through current Board members, professional search firms, stockholders, or other persons. These candidates are evaluated at meetings of the NGS Committee and may be considered at any point during the year.

The NGS Committee considers properly submitted stockholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the NGS Committee prior to the issuance of the proxy statement for the annual meeting. Any materials provided by a stockholder in connection with the recommendation of a director candidate are forwarded to the NGS Committee. The NGS Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the NGS Committee seeks to achieve a balance of knowledge, experience, and capability on the Board. Consistent with our commitment to Board diversity, the NGS Committee will ask any search firm that it engages for the purpose of identifying potential director candidates to include diverse candidates who meet applicable search criteria in the pool of potential candidates.

We do not have any other policies or guidelines that limit the selection of director candidates by the NGS Committee, and the NGS Committee and the Board have and continue to exercise broad discretion to select director candidates who will best serve the Board and the Company in the current and anticipated business environment.

Capital Committee

The Capital Committee focuses on assessing, monitoring, and optimizing the Company’s capital expenditures, including development and redevelopment opportunities and the Company’s annual recurring capital expenditures, which include maintenance capital, tenant improvements, and leasing commissions. The goal is to position the Company to maximize the long-term benefits of its capital expenditures while ensuring its assets are well maintained and positioned in the marketplace to meet the needs of the Company’s current and prospective customers. The Capital Committee operates pursuant to a formal charter.

Investment Committee

The Investment Committee focuses on the Company’s acquisitions, dispositions, and other investment transactions, and has the authority to approve such transactions up to a cumulative maximum value of $30 million per fiscal quarter. The Investment Committee meets as needed as and when potential transactions arise, and is intended to provide a forum through which the Board can more quickly review and approve qualifying transactions. The unanimous consent of all Investment Committee members is required for all approvals, and

PS Business Parks • 2022 Proxy Statement • 33

management provides a report to the Board at each regularly scheduled Board meeting of all transactions approved by the Investment Committee. The Investment Committee does not operate pursuant to a formal charter but does operate pursuant to these Board-approved guidelines.

PROXY ACCESS

In 2021, our Board amended our bylaws to provide for proxy access, thereby giving our stockholders an even greater voice in director elections. A stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding Common Stock continuously for at least three years may include in our proxy materials director nominees constituting up to the greater of two directors or 20% of the number of directors on the Board, provided that the stockholder and the nominees satisfy the eligibility requirements in our bylaws.

MAJORITY VOTE REQUIREMENTS FOR DIRECTORS

Our bylaws provide that, in an uncontested election of directors, a majority of all the votes cast for and against a nominee at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Our Corporate Governance Guidelines provide that each director nominee who does not receive at least a majority of the votes cast with respect to that director must submit his or her resignation to the Board. The NGS Committee will then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board will act on any such recommendation within 90 days from the date the election results were certified by the Inspector of Election and publicly disclose its decision and rationale in a Form 8-K. If a director’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board in accordance with our bylaws.

BOARD RETIREMENT POLICY

Our Corporate Governance Guidelines provide that no person will be nominated for election to the Board for any term unless he or she is 75 years of age or younger on the first day of the term. The Board has discretion to make exceptions to the policy, including to provide for a transition period.

BOARD RESPONSIBILITIES AND OVERSIGHT OF RISK MANAGEMENT

The Board is responsible for overseeing our Company’s approach to major risks and our policies for assessing and managing these risks. In connection with its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

The Board’s risk management processes include a comprehensive ERM framework focused on:

●	evaluating the risks facing the Company and aligning the Company’s efforts to mitigate those risks with its strategy and risk appetite;

●	communicating and improving the Company’s understanding of its key risks and responsive actions; and

●	providing the Board with a measurable way to exercise its oversight responsibilities over the Company’s risk assessment and risk management efforts.

In addition, the Board is assisted in its risk oversight responsibilities by the five standing Board committees (as described below), which have assigned areas of risk oversight responsibility for various matters, as described in the Committee Charters and as provided in the NYSE rules.

The Audit Committee, which comprises entirely independent directors and financial experts, is responsible for assisting the Board in fulfilling its oversight of the effectiveness of the accounting and financial reporting

PS Business Parks • 2022 Proxy Statement • 34

processes of the Company and audits of its financial statements, including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent registered public accountants’ qualifications, independence, and performance; and the scope and results of internal audits, the Company’s internal controls over financial reporting, and the performance of the Company’s internal audit function.

The Audit Committee also oversees cybersecurity and other information technology risks affecting the Company. Management reports quarterly to the Audit Committee regarding information security. All five members of our Audit Committee have cybersecurity experience from their principal occupation or other professional experience or education. See “Corporate Governance—Cybersecurity” on page 35 for more information about how the Audit Committee and the Company are committed to properly addressing the cybersecurity risks we face.

The Compensation Committee, which comprises entirely independent directors, oversees the compensation of our CEO and other executive officers and evaluates compensation incentives to ensure they will motivate senior management to grow long-term stockholder return without taking undue risk. The Compensation Committee annually considers a report from management in their review of the Company’s processes for evaluating potential risks related to compensation policies and practices applicable to all employees and the Company’s management of such risks.

In early 2022, the Compensation Committee considered management’s review of the target metrics for all of our employee incentive compensation plans and management’s conclusion that the Company’s incentive compensation plans, practices, and policies (1) properly incentivized employees to achieve short- and long-term Company goals, (2) did not create any significant motivation or opportunity for employees to take undue risks to achieve an incentive compensation award, and (3) are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee, following discussion, reached a similar conclusion. The Compensation Committee expects to further review compensation risks from time to time.

The Nominating, Governance, and Sustainability Committee, which comprises entirely independent directors, assists the Board by identifying individuals qualified to become Board members and makes recommendations on Board appointments and nominations. The NGS Committee also supports the Board in identifying and overseeing risks associated with ESG and sustainability matters and, as appropriate, coordinates with other Board committees on such matters (such as the Audit Committee with respect to internal controls regarding ESG reporting and the Compensation Committee with respect to ESG-related compensation metrics).

The Capital Committee oversees the optimization of the Company’s capital expenditures. The Capital Committee’s goal is to position the Company to maximize the long-term benefit of its capital expenditures while also ensuring the Company’s assets are well maintained and positioned to meet the needs of its current and prospective customers.

The Investment Committee assists the Board with its review and approval of proposed acquisitions, dispositions, and other investment transactions. The Investment Committee’s goal is to facilitate the expeditious review of the Company’s investment transactions and to provide oversight and Board-level direction to management so that management can execute on these transactions against the Company’s strategic plan.

The Board committees also hear reports from members of management to enable each committee to identify, discuss, understand, and manage risk. The chair of each of the Board’s standing committees reports on interim individual committee discussions to the full Board at each Board meeting. All directors have access to management in the event a director wishes to follow up on items discussed outside of Board meetings.

CYBERSECURITY

PS Business Parks devotes significant resources to protecting and continuing to improve the security of our computer systems, software, networks, and other technology assets. Our security efforts are designed to preserve the confidentiality, integrity, and continued availability of all information owned by, or in the care of, the

PS Business Parks • 2022 Proxy Statement • 35

Company and protect against, among other things, cybersecurity attacks by unauthorized parties attempting to obtain access to confidential information, destroy data, disrupt or degrade service, sabotage systems, or cause other damage.

Board Oversight

Our Board considers cybersecurity risk as one of the most significant risks to our business. The Board has delegated to the Audit Committee oversight of cybersecurity and other information technology risks affecting the Company. The Audit Committee periodically evaluates our cybersecurity strategy to ensure its effectiveness. Management provides quarterly reports to the Audit Committee regarding cybersecurity and other information technology risks, and the Audit Committee in turn provides reports to the full Board.

As part of our board refreshment efforts in recent years we have focused on adding directors with information technology skills. Currently, nine members of our Board, including all five members of our Audit Committee, have cybersecurity experience from their principal occupation or other professional experience or education. In addition, several members of our Audit Committee attended third-party director education courses on cybersecurity and privacy issues and trends in 2021.

Cybersecurity Risk Identification and Management

We identify and address information security risks by employing a defense-in-depth methodology that provides multiple, redundant defensive measures in case a security control fails or a vulnerability is exploited. We leverage internal resources, along with strategic external partnerships, to mitigate cybersecurity threats to the Company. We deploy both commercially available solutions and proprietary systems to actively manage threats to our information technology environment. We are audited and certified by a third-party information security firm to ensure we comply with these rigorous threat reduction control standards. We regularly engage appropriate external resources regarding emerging threats and the security posture of our systems in order to navigate the diverse cybersecurity landscape.

The Company takes data protection seriously and ensures every employee understands their role in keeping PS Business Parks safe from cyber-attacks. We employ a robust information security and training program for our employees, including mandatory computer-based training, regular internal communications, and ongoing end-user testing to measure the effectiveness of our information security program. As part of this commitment, we require our employees to complete a Cybersecurity Awareness eCourse each year. In addition, we have an established schedule and process for regular phishing awareness campaigns that are designed to emulate real-world contemporary threats and provide immediate feedback (and, if necessary, additional training or remedial action) to employees. As an additional measure, the Company performs an annual table-top incident response simulation.

We have experienced no material information security breaches in the last three years. As such, we have not spent any material amount of capital on addressing information security breaches in the last three years, nor have we incurred any material expenses from penalties and settlements related to a material breach during this same time.

POLITICAL AND CHARITABLE CONTRIBUTIONS

Our NGS Committee oversees the Company’s political and charitable contributions and other public policy matters. In order to facilitate accountability and informed decision-making with respect to the Company’s political and charitable contributions, the NGS Committee has adopted certain Political and Charitable Contribution Guidelines, which apply to contributions or expenditures of corporate funds to various political entities, charitable organizations, and certain causes. Contributions subject to these guidelines must be approved by management and/or the NGS Committee. All contributions are required to be reported quarterly to the NGS Committee.

PS Business Parks • 2022 Proxy Statement • 36

BOARD ORIENTATION AND EDUCATION

Each new director participates in an orientation program and receives materials and briefings concerning our business, industry, management, and corporate governance policies and practices. Continuing education is provided for all directors through Board materials and presentations, discussions with management, and the opportunity to attend external board education programs. In addition, all Board members have access to resources of the NACD through a Company membership.

DIRECTOR INDEPENDENCE

The Board evaluates the independence of each director annually based on information supplied by the directors and the Company, and on the recommendations of the NGS Committee. The Corporate Governance Guidelines require that a majority of the directors be independent in accordance with the requirements of the NYSE. A director qualifies as independent unless the Board determines, in accordance with NYSE rules, that the director does not satisfy the minimum requirements for independence or determines that the director has a material relationship with PS Business Parks, based on all relevant facts and circumstances. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family, professional, personal, and other relationships. The Board also considers the director’s relationships with Public Storage, our largest stockholder.

Following its annual review of each director’s independence, the NGS Committee in February 2022 recommended to the Board, and the Board determined, that (i) each of Jennifer Holden Dunbar, M. Christian Mitchell, Irene H. Oh, Kristy M. Pipes, Gary E. Pruitt, Robert S. Rollo, and Peter Schultz is independent pursuant to the rules of the NYSE, and (ii) each Audit Committee member and each Compensation Committee member meets the additional independence requirements of the rules of the NYSE and SEC. Stephen W. Wilson, who has historically qualified as an independent director, will not qualify as such during his term as Interim President and CEO. The Company expects that following this interim service he will again qualify as independent.

COMMUNICATIONS WITH THE BOARD

The Company provides a process by which stockholders and interested parties may communicate with the Board. Communication to the Board should be addressed to: Board of Directors, c/o Corporate Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201. Communications intended for a specified individual director or group of directors should be addressed to the director(s) c/o  Corporate Secretary at the above address, and all such communications received will be forwarded to the designated director(s).

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management directors generally meet in executive session without the presence of management in connection with each regularly scheduled Board meeting.

In 2021, the Board held eleven meetings, including videoconference and telephonic meetings. During 2021, all directors attended at least 75% of the meetings held by the Board and all committees of the Board on which each director served. We do not have a policy regarding directors’ attendance at the annual meeting of stockholders, but directors are encouraged to attend. All of our directors attended the 2021 annual meeting of stockholders.

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The following lists the number of meetings held by each committee in 2021:

Committee	Number of Meetings in 2021

Audit	4

Compensation	8

Nominating, Governance, and Sustainability	7

Capital	3

Investment	–

COMPENSATION OF DIRECTORS

The Compensation Committee periodically reviews the Company’s non-employee director compensation and recommends any changes to the Board. The Board makes the final determination as to director compensation. The Board has approved the mix of cash and equity compensation described below.

Retainers and Meeting Fees. Non-employee directors (except for current executives of PS Business Parks or its affiliates, including Public Storage and Shurgard) receive annual cash retainers (paid quarterly and pro-rated for any partial year of service) for serving on the Board and for chairing a committee, and cash payments for attending Board and committee meetings (including all videoconference and telephonic meetings).

The following is the current retainer/fee schedule:

Compensation	Amount

Board member retainer (annual)	$25,000

Chairman of the Board supplemental retainer (annual)	15,000

Audit Committee Chair’s supplemental retainer (annual)	10,000

Other standing committee chairs’ supplemental retainer (annual)	5,000

Board or committee per meeting attendance fee	1,000

Equity Awards. Each new non-employee director whom the Board determines to be independent, upon the date of his or her initial election by the Board or the stockholders to serve as a non-employee director, is granted a non-qualified stock option to purchase 10,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant or the annual stockholders meeting date in that year, whichever is earlier, subject to continued service. Directors who previously served as Company executives are not eligible to receive this award.

Annually, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant or the annual stockholders meeting date in that year, whichever is earlier, subject to continued service. The annual grants are made immediately following the annual meeting of stockholders at the closing price of the Common Stock on the NYSE on such date.

Upon retirement of a non-employee director from the Board, all outstanding options vest effective on the date of retirement and the director has one year to exercise all vested options. A retirement shall have occurred if (i) a non-employee director is not nominated for re-election pursuant to the Company’s mandatory retirement policy; or (ii) a non-employee director ceases service on the Board and the non-employee director has a combined age and years of service of at least 80 years, where the non-employee director is at least age 55 and has provided at least

PS Business Parks • 2022 Proxy Statement • 38

10 years of Service (as defined in the 2012 Equity and Performance-Based Incentive Compensation Plan (the 2012 Plan)) to the Company (including its subsidiaries and affiliates).

Each non-employee director who joins the Board receives a grant of 10,000 deferred stock units that vest in ten equal annual installments on each of the first ten anniversaries of the date the director commences service on the Board, subject to certain conditions. The awards are intended to retain and reward long-term service on the Board and to provide equity compensation to Board members. Directors receive dividend equivalents on vested retirement shares. Directors who are former Company employees do not earn retirement shares for Board service until their completion of participation in the Company’s equity incentive plans as a former employee (i.e., until all unvested outstanding equity awards received by the former employee for his/her service as an employee have vested).

Director Stock Ownership Guidelines. Pursuant to the Corporate Governance Guidelines, each non-management director is encouraged to have a significant stock ownership in the Company. All directors are expected, within three years of initial election, to own at least $100,000 of Common Stock of the Company, as determined using the per-share value on the date of acquisition. All of our directors are in compliance with this stock ownership requirement.

Director Compensation in 2021. The following table presents the compensation provided by the Company to our directors for the year ended December 31, 2021.

Director	Fees Earned or Paid in Cash	Director Retirement Shares(2)	Option Awards(3)	All Other Compensation(4)	Total

Dan “Mac” Chandler, III(1)	-	-	-	-	-

Ronald L. Havner, Jr.	$49,000	-	$30,860	$88,000	$167,860

Maria R. Hawthorne	37,000	-	30,860	95,659	163,519

Jennifer Holden Dunbar	55,000	-	30,860	88,000	173,860

M. Christian Mitchell	7,250	-	135,600	-	142,850

Irene H. Oh	22,500	-	154,300	-	176,800

Kristy M. Pipes	54,000	$175,480	30,860	15,500	275,840

Gary E. Pruitt	41,000	175,480	20,700	79,200	316,380

Robert S. Rollo	53,000	80,870	20,700	67,250	221,820

Joseph D. Russell	-	-	30,860	-	30,860

Peter Schultz	47,000	175,480	30,860	79,200	332,540

Stephen W. Wilson	42,000	173,330	30,860	15,500	261,690

Total	$407,750	$780,640	$547,320	$528,309	$2,264,019

(1)	Dan “Mac” Chandler, III, our former President and CEO, did not receive any compensation for service as a director during 2021.

(2)

Upon commencement of board service, each non-employee director receives a grant of 10,000 deferred stock units that vest in ten equal annual installments over the duration of their board service and are payable in shares of Common Stock upon retirement, subject to certain conditions. For a more detailed discussion, refer to “Compensation of Directors—Equity Awards” above. The amounts shown for each director reflect the portion of the grant date fair value allocable to units that vested in 2021. At December 31, 2021, Mr. Havner and Ms. Dunbar were each entitled to receive 10,000 fully-vested shares of Common Stock upon retirement; Messrs. Pruitt and Schultz were each entitled to receive 9,000 shares; Mr. Rollo was entitled to receive 8,000 shares; Ms. Pipes and Mr. Wilson were each entitled to receive 2,000 shares; and Messrs. Mitchell and Russell and Ms. Oh were not entitled to receive any shares. As of December 31, 2021, the value of each award of 10,000 shares was $1,841,700, the value of each award of 9,000 shares was $1,657,530, the value of each award of 8,000 shares was $1,473,360, and the value of each award of 2,000 shares was $368,340, each based on the closing price of $184.17 of our Common Stock as of December 31, 2021.

(3)

Reflects the fair value on the date of grant of option awards granted during 2021. As of December 31, 2021, each director had the following number of options outstanding: Mr. Havner, 20,770, of which 14,560 are vested; Ms. Dunbar, 10,350, of which 4,140 are vested;

PS Business Parks • 2022 Proxy Statement • 39

Ms. Hawthorne, 2,070, none of which are vested; Mr. Mitchell, 10,349, none of which are vested; Ms. Oh, 10,350, none of which are vested; Ms. Pipes,14,513, of which 4,563 are vested; Mr. Pruitt, 31,473, of which 25,263 are vested; Mr. Rollo, 16,218, of which 10,008 are vested; Mr. Russell, 10,350, of which 4,140 are vested; Mr. Schultz, 18,630, of which 12,420 are vested; and Mr. Wilson, 14,497, of which 4,557 are vested. For a more detailed discussion of assumptions used in the calculation of these amounts, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2021, included in the Annual Report on Form 10-K filed with the SEC on February 22, 2022.

(4)	All other compensation consists of dividend equivalents paid on vested retirement shares.

The Board recommends voting FOR all director nominees.

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Proposal 2:

Advisory Vote to Approve

Compensation of

Named Executive Officers

Approve, on an advisory basis, 2021 compensation for the Company’s NEOs, as discussed and disclosed in the CD&A, the compensation tables, and any related material contained in this proxy statement.

RECOMMENDATION:

Vote FOR approval, on an advisory basis, of the compensation of the Company’s NEOs

PS Business Parks • 2022 Proxy Statement • 41

PROPOSAL 2:

ADVISORY VOTE TO APPROVE COMPENSATION

OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the Exchange Act), we provide stockholders an annual advisory vote to approve the compensation of our NEOs (Say-on-Pay proposal). Although the stockholder vote on the Say-on-Pay proposal is advisory and nonbinding on the Company, the Compensation Committee, which is responsible for designing and administering the compensation program, values the opinions expressed by stockholders. The Compensation Committee will consider and weigh heavily the outcome of the vote when making future compensation decisions.

We believe our compensation program for NEOs helped the Company deliver strong performance in 2021, despite the continuing challenges of the COVID-19 pandemic and transitions in our senior management team.

Accordingly, we are asking our stockholders to indicate their support for the compensation of our NEOs as disclosed in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in this proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion that accompanies the compensation tables.”

In considering your vote, you should review with care the information presented in the Compensation Discussion and Analysis below.

The Board recommends a vote FOR approval of our NEO compensation as described in this proxy statement.

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OUR EXECUTIVE OFFICERS

The following are biographical summaries of our executive officers, except for Mr. Wilson and Ms. Hawthorne, whose biographical summaries are presented above with the director biographical summaries.

●

Adeel Khan, age 48, was appointed as Executive Vice President, Chief Financial Officer and Corporate Secretary effective January 10, 2022. Mr. Khan previously served as Chief Financial Officer of Rexford Industrial Realty, Inc. (NYSE: REXR) (Rexford), a self-administered and self-managed full-service REIT focused on owning, operating, and acquiring industrial properties in Southern California infill markets, from July 2013 through August 2020. Mr. Khan served as Corporate Controller for Rexford’s predecessor business from March 2012 until July 2013. Mr. Khan is a Certified Public Accountant and obtained his Bachelor of Arts in Business Administration at the California State University, Fullerton.

●

Trenton Groves, age 49, has served as the Company’s Senior Vice President, Chief Accounting Officer, Assistant Secretary, and principal accounting officer since September 2018. Mr. Groves joined the Company as Corporate Controller in 2004 and served as Vice President, Finance, and Corporate Controller since 2007. Prior to joining the Company, Mr. Groves was in public accounting, serving as a Manager in the Assurance (Audit) group at EY from 2002 to 2004 and as Manager at Arthur Andersen from 1998 to 2002. Mr. Groves is a certified public accountant and holds a Bachelor of Science in accounting from California State University, Northridge.

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

The Compensation Committee’s goal for our executive compensation program is to hire, retain, and motivate our senior management team to achieve solid financial results and create long-term stockholder value. We believe that our compensation programs have been effective in helping the Company move towards its financial and operational goals.

In general:

●	our compensation program has helped establish a strong culture of performance, operational excellence, and consistency, and enabled us to build a high-performing organization;

●	our compensation philosophy and processes align compensation with performance and the creation of long-term value in a disciplined, balanced, and responsible manner; and

●	our business model and supporting compensation program are effective in achieving our objective of building long-term value.

OUR COMPENSATION PHILOSOPHY AND PRACTICES ALIGN EXECUTIVE PAY WITH PERFORMANCE AND CREATION OF LONG-TERM VALUE

Compensation Objectives and Process

Our compensation goals are to hire and retain strong executives and to motivate our senior management team to create long-term value. We pay our NEOs based on what the Compensation Committee considers appropriate in view of individual and corporate performance, market and peer compensation practices, and our objective of aligning our NEOs’ interests with those of our stockholders to maximize long-term value.

In general, our compensation program for NEOs is composed of: (1) base salary; (2) short-term incentives generally in the form of annual cash bonuses; and (3) equity awards subject to long-term vesting, which may include restricted stock units (RSUs) and/or stock options.

We design our incentive compensation programs for NEOs to reward achievement of Company-wide, functional, and individual performance goals by tying awards to objectives that the Compensation Committee believes are key drivers of long-term, sustainable performance.

Because we design each component of our compensation program to accomplish or reward different objectives, the Compensation Committee generally determines the award of each component separately. With respect to 2021 compensation, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our NEOs.

The Compensation Committee generally considers corporate, business unit, and individual performance and other relevant factors when setting compensation of NEOs. The Compensation Committee solicits and considers our CEO’s views on the performance of the executive officers reporting to the CEO, including each of the other NEOs. The Compensation Committee may solicit and consider the views of the Chairman and the Board with respect to compensation of the CEO.

Our CEO attends all meetings of the Compensation Committee at which the Compensation Committee discusses (i) the compensation of the other NEOs or other employees and/or (ii) Company-wide compensation matters, such as the consideration of new equity plans. Our CEO does not vote on items before the Compensation Committee.

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The Compensation Committee made all final 2021 compensation decisions for NEOs. The Board was informed of all final compensation decisions for NEOs and ratified the final compensation decisions for the CEO. Our NEOs for 2021 were Dan M. Chandler, III, John W. Petersen, Jeffrey D. Hedges, and Trenton Groves. Neither Mr. Petersen, who previously served as Interim President and CEO, nor Mr. Chandler, who previously served as President and CEO, participated in the deliberations of the Compensation Committee with respect to setting their own compensation.

For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters—Committees of the Board—Compensation Committee” on page 31.

Focus on Pay for Performance

The guiding principle of our executive compensation philosophy is to pay for performance and incentivize our NEOs to create long-term value. The Compensation Committee believes that NEO compensation should be based on the Company’s achievement of strategic, operational, and financial goals and on each executive’s individual contributions. This link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year. We believe our focus on pay for performance has fueled our impressive long-term performance. For example, our TSR beat the NAREIT Equity Index and the S&P MidCap 400 for each of the 5-year, 10-year, and 20-year periods ending December 31, 2021, averaging 12.8% in total annual return since 2002.

Assessment of Individual Contributions to Overall Performance

The Compensation Committee’s evaluation of each NEO places strong emphasis on his or her contributions to the Company’s overall performance in addition to his or her individual business or functional area. The Compensation Committee believes that the NEOs share responsibility to support the goals and performance of the Company as a whole.

Sound Governance Practices

In designing our executive compensation around the philosophy and objectives outlined above, the Compensation Committee believes that our program encourages the highest performance standards and aligns the interests of our NEOs with the long-term interests of our stockholders by:

●	keeping our NEOs focused on delivering sustainable results that are aligned with the Company’s business model;

●	aligning the financial gains and losses of each NEO with objectives the Compensation Committee believes will drive long-term stockholder returns; and

●	supporting retention and continuity of leadership.

At the same time, the following features of our program discourage inappropriate risk-taking:

●	extensive stock holding requirements;

●	long vesting periods on equity compensation;

●	no guaranteed bonuses other than for new hires in their first year of employment; and

●	no additional grants to balance changes in value of prior grants.

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The following key features of our compensation program reflect our philosophy:

What We Do	What We Don’t Do
Substantial portion of our NEOs’ compensation “at risk”	No guaranteed bonus arrangements with our NEOs except for new hires

High percentage of executive compensation in equity	No excessive perquisites
Long equity vesting periods promote retention and align pay with long-term value creation	No repricing of stock options
No tax gross ups
Robust stock ownership guidelines	No supplemental retirement plans
Strong clawback provisions	No hedging against price fluctuations in the Company’s securities
Double trigger for accelerated vesting of equity upon a change in control

WE USE VARIOUS COMPENSATION ELEMENTS TO INCENTIVIZE AND REWARD LONG-TERM VALUE CREATION

We typically pay our NEOs a mix of cash and equity, the majority of which is “at risk” and tied to achieving performance objectives set by the Compensation Committee in light of the Company’s long-term strategy and the current business environment. We promote responsible growth and risk management and align the interests of our executives with the interests of our stockholders by using performance-based equity awards that are subject to long vesting periods as the predominant form of compensation.

Compensation Type		Pay Element	Primary Objectives
Fixed Pay	Cash Compensation	Base Salary	● As the only fixed element of compensation, provides stable income and compensation for day-to-day responsibilities ● Helps attract and retain exceptional talent
		Performance-Based Bonus	● Variable compensation aligned with business strategy ● Motivates and rewards achievement of annual Company and individual goals
At-Risk Pay	Equity Compensation	Performance-Based RSUs

●   Drives sustainable performance through achievement of multiple predetermined financial and other goals

●   Reinforces ownership culture and aligns the interests of executives with those of stockholders

●   Helps retain executive talent through extended vesting schedule (five tranches over four years)

EQUITY GRANT PRACTICES

Equity grants to all of our executive officers, including the NEOs, must be approved by the Compensation Committee, which consists entirely of independent directors, and:

●

grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings), and are made effective as of the date of the meeting or written action, or a future date if appropriate (such as in the case of a new hire);

PS Business Parks • 2022 Proxy Statement • 46

●	equity awards to executive officers are not timed in coordination with the release of material non-public information;

●	awards are subject to the terms of the 2012 Plan;

●	equity awards to executive officers have extended vesting periods, typically five years, which the Compensation Committee believes furthers the goals of retention and motivation over the long-term;

●

with respect to awards to NEOs other than our CEO, the Compensation Committee determines award levels based on recommendations from our CEO, taking into consideration each individual’s responsibilities and performance, as discussed in more detail below; and

●	with respect to awards to the CEO, the Compensation Committee may solicit and consider the views of the Chairman and the Board when determining award levels.

The Employee RSU Deferral Program gives certain employees, including the NEOs, under certain circumstances the option of deferring receipt of shares that the Company would otherwise deliver to the employee on the vesting dates of RSUs, which may provide tax benefits for employees, deferring taxation to later dates.

Executive Officer Stock Ownership Guidelines

The Board has implemented stock ownership guidelines for NEOs. Each NEO is expected to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary—five times base salary for the CEO and three times base salary for the other NEOs. All of our NEOs who have been with the Company at least five years exceed his/her stock ownership requirement. Only shares of Common Stock (1) owned by the executive, (2) owned jointly by him/her and his/her spouse, (3) owned by his/her spouse, (4) held by him/her in the Company’s 401(k)/Profit Sharing Plan (the 401(k) Plan), or (5) held in custodial accounts or trust for him/her or for his/her spouse and/or children are counted for determining compliance with these guidelines. Unvested time-based RSUs and in-the-money value of vested options are NOT counted for determining compliance with these guidelines.

2021 SAY-ON-PAY VOTE

At our 2021 annual meeting of stockholders, 98% of the votes cast were in favor of the compensation paid to our NEOs in 2020. This approval, which was consistent with the 99% and 97% levels of support received at the 2020 and 2019 annual meetings, respectively, signals strong stockholder support for the elements and amounts of our 2020 compensation program, the substantive elements of which were all retained in our 2021 compensation program, as described below.

2021 NEO COMPENSATION FRAMEWORK

As described in more detail below, the 2021 compensation program consisted of (i) the 2021 base salary, annual cash incentive program, and equity incentive program as designed by the Compensation Committee in early 2021 based on the Company’s financial and strategic goals and performance expectations at that time; (ii) the compensation package approved by the Compensation Committee for Mr. Chandler in connection with his appointment as our President and CEO on February 26, 2021; (iii) the special retention awards approved by the Compensation Committee for Mr. Hedges in May 2021 and Mr. Groves in November 2021 that were made in response to retention considerations related to the resignations of Mr. Petersen (in the case of the retention grant to Mr. Hedges) and Mr. Hedges (in the case of the retention grant to Mr. Groves); and (iv) the consulting contract entered into with Mr. Hedges in connection with his November 2021 resignation.

Base Salaries. The Compensation Committee’s philosophy is that executive compensation should be more heavily weighted towards performance-based, at-risk compensation, rather than base salary. The 2021 base salary for Mr. Hedges did not change from 2020. Mr. Petersen’s base salary was increased from $400,000 to $450,000 based on his role as Interim President and CEO. Mr. Groves’s base salary was increased from $240,000 to $275,000 in November 2021, to be effective for 2022, in response to changes in his responsibilities resulting from senior management transitions. As described below, Mr. Chandler’s base salary of $600,000 was set as part of his appointment as President and CEO, effective in April 2021.

PS Business Parks • 2022 Proxy Statement • 47

2021 Annual Cash Incentive Program. The 2021 annual cash incentive program established by the Compensation Committee provides that our executives are only eligible to receive awards to the extent the Company achieves at least 5.0% growth in Adjusted FAD. If this threshold requirement is satisfied, actual payouts are based on the following: (i) 70% based on achievement of Same Park Cash NOI growth targets; and (ii) 30% based on achievement of leadership and individual performance goals.

The Same Park Cash NOI growth component (70% of target bonus opportunity) is conditioned on actual performance against the Company’s Cash NOI growth budget for 2021, according to the following payout scale, which incentivizes our management team to exceed their budgeted goal:

Actual Performance against Budgeted Same Park Cash NOI Growth	Payout (70% of Target Opportunity)
Below 94%	0%

94-94.9%	30%

95-95.9%	50%

96-96.9%	70%

97-97.9%	80%

98-98.9%	90%

99-100.9%	100%

101-101.9%	110%

102-102.9%	120%

103% and above	130%

The Compensation Committee selected these metrics because of their importance to the long-term success of the Company. The Compensation Committee set 2021 bonus target amounts at 100% of base salary for each of Mr. Petersen and Mr. Hedges and at 83% of base salary for Mr. Groves.

For purposes of determining performance metrics, Adjusted FAD is calculated as FAD after neutralizing the effect of (a) property dispositions during the performance year and/or the year prior; (b) year-over-year changes in maintenance capital; and (c) year-over-year changes in cash paid for taxes in lieu of shares upon vesting of RSUs. FAD is computed by adjusting consolidated FFO to (i) deduct recurring capital improvements that maintain the real estate value, capitalized tenant improvements, and lease commissions, (ii) eliminate certain income or expenses such as straight-line rent and stock compensation expense, and (iii) eliminate the impact of non-cash charges related to preferred equity redemptions. FFO represents GAAP net income before real estate depreciation and amortization expense, gains or losses on sales of operating properties and land and impairment charges on real estate assets.

Same Park Cash NOI is measured consistent with the Company’s definition as set forth in the Company’s earnings supplement as furnished to the SEC, except that the measurements may be adjusted by the Compensation Committee as it deems equitable and necessary, including in light of acquisitions, dispositions, non-routine or opportunistic expenses, transactions, or other extraordinary or other one-time events that impact the Company’s operations.

With respect to the 30% of the award based on achievement of leadership and individual performance goals, the Compensation Committee, giving consideration to the CEO’s recommendation for the other NEOs, and the Board’s recommendation for the CEO, assesses each individual’s achievement of their top goals and areas of focus as set at the beginning of the performance year.

2021 Equity Incentive Plan. In January 2020, the Compensation Committee approved a new annual Equity Incentive Plan under the Company’s 2012 Plan. The Equity Incentive Plan applies to the Company’s senior management, including its NEOs.

Under the Equity Incentive Plan, NEOs are eligible to receive RSUs subject to achievement of threshold levels of performance for two pre-established annual performance metrics: (1) growth in the Company’s net asset value

PS Business Parks • 2022 Proxy Statement • 48

(NAV) per share, and (2) change in total SVC (with such metric to be based on growth in NAV per share plus dividend yield calculated as common dividend distributions divided by the trailing 90-day price of our Common Stock at the beginning of the performance year), each as computed by the Compensation Committee pursuant to the terms of the Equity Incentive Plan. Under the Equity Incentive Plan, NAV is calculated as the sum of the value of the Same Park portfolio, which is calculated by applying a static cap rate (same rate applied to both periods) against trailing twelve month reported Cash NOI, the value of the stabilized multifamily portfolio computed in the same manner, and the undepreciated cost of other properties owned, less net debt, preferred stock, and other liabilities (net of other assets) all as reported in the GAAP balance sheet, and less the value of general and administrative expense using the same cap rate valuation methodology discussed above.

The Compensation Committee sets threshold levels of achievement each year. For 2021, the Compensation Committee set the performance targets to be (1) at least 5.0% growth in NAV per share; and (2) SVC growth of at least 8.3%. Both performance metrics must be satisfied for any awards to be granted. The Compensation Committee set these performance metrics based on the Company’s budget and outlook at that time. If threshold levels for both of the pre-established performance targets are achieved, NEOs will generally receive their target award. However, the Compensation Committee may implement up to a 25% upward or downward adjustment of the actual RSU award based on the Compensation Committee’s assessment of the individual’s execution of certain long-term strategic and operational goals during the performance period. Any RSUs earned upon achievement of the performance goals will vest in five equal installments, with the first installment vesting on or around February 2022, and each subsequent installment vesting annually thereafter.

Appointment of New President and Chief Executive Officer. On February 26, 2021, the Board appointed Mr. Chandler as President and CEO, effective April 5, 2021. In connection with the appointment, the Board and Mr. Chandler agreed to the following compensation arrangements:

●	annual base salary of $600,000 in 2021 (prorated) and 2022;

●	Mr. Chandler’s 2021 annual cash incentive award was guaranteed at no less than 100% of his base salary and was not prorated;

●

Mr. Chandler received (i) a one-time RSU award (Sign-On Award) having a value on the grant date equal to $3.325 million, and (ii) a retention RSU award having a value on the grant date equal to $2.6 million, which in each case were to vest ratably over five years subject to continued employment (subject to acceleration in certain instances, including disability); and

●

Mr. Chandler was entitled to a lump sum cash payment equal to $1.2 million if he was terminated without cause or if he terminated his employment for good reason prior to the second anniversary of his start date.

On March 23, 2022, following a medical leave of absence, Mr. Chandler stepped down for health reasons and entered into a separation agreement and general release with the Company as described under “Potential Payments Upon Termination or Change in Control—Payments Upon Termination” on page 56.

Special Retention Grants. The 2021 changes in management, including the appointment of a new CEO and the resignations of Mr. Petersen, the Company’s former Interim President and CEO and Chief Operating Officer, in May 2021, and Mr. Hedges, the Company’s former Chief Financial Officer, in November 2021 significantly increased the importance of retaining other executives in order to manage the management transition. To address this risk, the Compensation Committee approved the following special retention grants:

●

In May 2021, the Compensation Committee approved a one-time special equity grant of approximately 6,526 RSUs to Mr. Hedges. The grant would have vested in three equal installments, with the first installment vesting one year from the date of grant and each subsequent installment vesting annually thereafter. In approving the grant, the Compensation Committee considered a number of factors, including that Mr. Hedges would play a key role in the leadership transition resulting from the Company’s recent appointment of Mr. Chandler as the new CEO. As discussed below, Mr. Hedges resigned in November 2021 and thus forfeited this special grant in its entirety.

PS Business Parks • 2022 Proxy Statement • 49

●

In November 2021, the Compensation Committee approved a one-time special equity grant of 1,681 RSUs to Mr. Groves. The grant will vest in three equal installments, with the first installment vesting one year from the date of grant and each subsequent installment vesting annually thereafter. In approving the grant, the Compensation Committee considered a number of factors, including that Mr. Groves would play a key role in facilitating the transition between the outgoing and incoming Chief Financial Officer.

Consulting Agreement with Mr. Hedges. In October 2021, Mr. Hedges notified the Company that he would resign as the Company’s Chief Financial Officer, effective November 12, 2021. The Company and Mr. Hedges entered into a consulting agreement pursuant to which Mr. Hedges agreed to facilitate the transition of his duties to Mr. Khan for approximately a three-month period commencing on the effective date of his resignation. The Company and Mr. Hedges also entered into a separation and release agreement that provides, among other things, that upon execution and non-revocation of the separation and release agreement and execution of the consulting agreement, Mr. Hedges would be entitled to receive a prorated portion of his 2021 annual cash incentive award at target.

2021 PERFORMANCE RESULTS AND INCENTIVE COMPENSATION AWARDS

Annual Cash Incentive Program

Under the leadership of senior management, the Company achieved the following results with respect to the annual cash incentive program metrics:

●	2021 Adjusted FAD Growth: 14.2%, which exceeded the threshold requirement.

●	2021 Cash NOI Growth: 7.0%, which resulted in this component of the award being earned at 100% of target.

With respect to Mr. Groves’ achievement of leadership and individual performance goals, the Compensation Committee recognized the stability and positive leadership he provided throughout 2021, particularly in light of Mr. Chandler’s hiring and onboarding and the resignations of Messrs. Petersen and Hedges, resulting in this component of the award being earned at 100% of target.

Based on the performance described above, the Compensation Committee awarded the NEOs 2021 annual cash incentive payouts equal to $200,000 for Mr. Groves (100% of target). As described above, since Mr. Hedges executed the consulting agreement and did not revoke his separation agreement, he was entitled to receive an annual cash incentive award of $325,000 (86.7% of target), and since Mr. Chandler’s cash incentive was guaranteed, he received an annual cash incentive award of $600,000 (100% of target).

Equity Incentive Plan

The Compensation Committee determined that the Company achieved the following results with respect to the Equity Incentive Plan:

●	2021 NAV Per Share Growth: 9.4%, which exceeds the threshold requirement.

●	2021 SVC Growth: 12.7%, which exceeds the threshold requirement.

Based on the foregoing results, the Compensation Committee awarded RSUs at 100% of target—equivalent to 1,877 RSUs—to Mr. Groves under the Equity Incentive Plan. This grant will vest in five equal installments, with the first installment vesting on February 16, 2022, and each subsequent installment vesting annually thereafter.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Compensation Committee considers the tax deductibility of compensation as one factor when considering executive compensation program alternatives. Due to its tax status as a REIT, the Company must generally distribute its taxable income to stockholders. To the extent that compensation is not deductible, taxable income will be higher and so, distributions to stockholders may be higher than they would be otherwise.

PS Business Parks • 2022 Proxy Statement • 50

Prior to January 1, 2018, Section 162(m) imposed a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s CEO and certain other executive officers. Certain “performance-based” compensation exceeding $1,000,000 annually paid to the executives was excluded from Section 162(m)’s limitation and was deductible if certain requirements were met. The Company generally designed awards of stock options, certain RSUs, and cash incentives to qualify as deductible “performance-based” compensation.

Under tax reform legislation signed into law on December 22, 2017 (the Tax Cuts and Jobs Act), the deductibility of executive compensation was limited further, effective January 1, 2018. Section 162(m) still imposes a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s CEO and certain other executive officers. But, the exclusion for “performance-based” compensation was repealed, and the group of employees subject to the limitation was expanded to include the chief financial officer and certain former executive officers.

The Compensation Committee has in the past approved and has reserved the right in the future to approve compensation that does not qualify for deductibility in circumstances it deems in the Company’s best interests.

2022 COMPENSATION OUTLOOK

The Compensation Committee believes the Company is well-positioned as a result of management’s focus and successful execution over the last several years. Given these expectations, the Compensation Committee met in early 2022 and made the following decisions for 2022 NEO compensation:

●

Interim Chief Executive Officer and Chief Operating Officer Arrangement. In connection with their appointments as Interim President and CEO and Interim Chief Operating Officer, the Board agreed to provide each of Mr. Wilson and Ms. Hawthorne, respectively, a special monthly retainer of $100,000 with an option to receive 50% of such compensation in unrestricted shares of Common Stock. Mr. Wilson and Ms. Hawthorne will not participate in the 2022 Annual Cash Incentive Program or Equity Incentive Plan. The Compensation Committee may in its discretion provide for additional compensation upon the conclusion of their interim service.

●

New Chief Financial Officer Compensation Arrangements. On October 5, 2021, Adeel Khan was appointed as the Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company, effective January 10, 2022. In connection with Mr. Khan’s appointment, the Company and Mr. Khan agreed that Mr. Khan will be paid an annual base salary of $425,000, will be eligible to receive a target annual cash incentive award equal to 100% of his base salary, and will also be entitled, beginning in the 2022 performance year, to a target annual equity performance-based award no less than the share-equivalent number of RSUs equal to $800,000, which, to the extent earned based upon achievement of applicable performance goals, will vest in five equal annual installments, subject to continued employment. In addition, upon his start date Mr. Khan received a one-time award of RSUs having a value on the grant date equal to $500,000, which will vest ratably over five years subject to continued employment.

●	Base Salaries. NEO (excluding the interim officers) base salaries for 2022 are as follows: $425,000 for Mr. Khan and $275,000 for Mr. Groves.

●

Annual Cash Incentive Plan. Target bonus amounts for 2022 are set at 100% of base salary for each of Mr. Khan and Mr. Groves based on satisfaction of multiple pre-established 2022 performance targets relating to (1) adjusted FAD growth, (2) Cash NOI growth, and (3) leadership and individual performance goals.

●

Equity Incentive Plan. The Compensation Committee approved the following aggregate target number of RSUs that would be granted to the NEOs (excluding the interim officers) for 2022 performance under our Equity Incentive Plan, assuming that pre-established 2022 performance targets relating to NAV per share growth and SVC growth are achieved: 15,161 RSUs for Mr. Chandler (which were forfeited as a result of his resignation); 4,665 RSUs for Mr. Khan; and 1,749 RSUs for Mr. Groves.

PS Business Parks • 2022 Proxy Statement • 51

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the foregoing CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

This report is provided by the following independent directors who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Jennifer Holden Dunbar, Chair

M. Christian Mitchell

Gary E. Pruitt

Robert S. Rollo

PS Business Parks • 2022 Proxy Statement • 52

EXECUTIVE COMPENSATION TABLES

The following table sets forth certain information regarding the compensation of each NEO serving in 2021 for the years ended December 31, 2021, 2020, and 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Dan M. Chandler III(6) Former President and Chief Executive Officer	2021	$434,994	$600,000	$6,584,406	-	-	$11,600	$7,631,000
	2020	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-

John W. Petersen(7) Former Interim President and Chief Executive Officer and Chief Operating Officer	2021	262,240	-	1,068,666	-	-	11,600	1,342,506
	2020	400,764	-	3,207,873	-	$380,000	11,400	4,000,037
	2019	393,264	-	-	-	460,000	11,200	864,464

Jeffrey D. Hedges(8) Former Executive Vice President, Chief Financial Officer and Secretary	2021	361,630	325,000	2,509,097	-	-	46,600	3,242,327
	2020	375,764	-	756,473	-	356,250	11,400	1,499,887
	2019	375,764	-	-	-	375,000	11,200	761,964

Trenton A. Groves Senior Vice President and Chief Accounting Officer	2021	240,764	-	767,492	-	200,000	11,600	1,219,856
	2020	240,764	-	234,338	-	170,000	11,400	656,502
	2019	200,764	-	-	-	200,000	11,200	411,964

(1)

Includes an amount of $764, $764 and $764, in holiday emoluments paid to each NEO for the year ended on December 31, 2021, 2020 and 2019, respectively, a benefit provided to all employees. Mr. Chandler joined the Company on April 5, 2021, and his annual salary was $600,000.

(2)

The amount shown for Mr. Chandler in 2021 represents a guaranteed bonus agreed to in connection with his onboarding package. The amount shown for Mr. Hedges in 2021 represents his 2021 pro-rated annual incentive award at target, which was paid pursuant to the separation and consulting agreements entered into in connection with his resignation.

(3)

The 2021 values reflected in this column reflect (i) the regular annual 2021 performance-based RSU awards (for Messrs. Petersen, Hedges, and Groves); (ii) the special 2021 retention grants (for Messrs. Hedges and Groves); (iii) the Sign-On Award and retention award (for Mr. Chandler); and (iv) the value attributable to the COVID-19 related modifications made by the Compensation Committee in 2021 to the 2020 performance-based RSU awards (for Messrs. Hedges and Groves). Refer to the “Grants of Plan-Based Awards” table below for the values attributable to each of these grants.

The regular annual 2021 performance-based RSU award amounts of 7,428, 6,060, and 1,877 RSUs granted to Messrs. Petersen, Hedges, and Groves, respectively, reflect the grant date fair value assuming achievement of performance conditions for 2021 at the 100% target level. The value of the 2021 performance-based RSUs as of the grant date assuming achievement at the highest level of performance conditions are as follows: Mr. Petersen ($1,335,833); Mr. Hedges ($1,089,815); and Mr. Groves ($337,555). For a more detailed discussion and assumptions used in valuing the awards, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2021, included in the Annual Report on Form 10-K filed with the SEC on February 22, 2022. All holders of earned but unvested RSUs that are solely subject to time vesting receive payments equal to any dividends paid on the underlying Common Stock. Dividend equivalents are not paid or accrued on unearned RSUs that remain subject to performance vesting.

With respect to the special 2021 retention grants, Mr. Hedges was granted 6,526 RSUs that were subject to time vesting and were forfeited following his resignation in November 2021, and Mr. Groves was granted 1,681 RSUs which vest over three years.

Mr. Chandler’s 2021 stock awards included one-time RSU awards of 41,186 RSUs in connection with his onboarding package.

As a result of the impact of the COVID-19 pandemic on the Company’s 2020 operations, the Company did not satisfy the threshold levels for the performance metrics under the 2020 performance-based RSU program. In February 2021, based in part on the Company’s achievement of the critical strategic and operational priorities set by the Board in response to the COVID-19 pandemic, the Compensation Committee decided to award the 2020 performance-based RSUs at 100% of target for Messrs. Hedges and Groves, which resulted in awards of 4,429 RSUs to Mr. Hedges and 1,372 RSUs to Mr. Groves. Mr. Petersen was not granted any award in light of the special one-time retention equity grant he received in October 2020. In accordance with SEC rules, although the full grant date fair value of the 2020 performance-based RSUs is reflected in 2020 compensation, the Compensation Committee’s determination in 2021 to exercise discretion and grant Mr. Hedges and Mr. Groves an award based on modified performance metrics requires the Company to report the February 2021 grant date fair value of the modified 2020 performance-based RSUs in the 2021 compensation as well.

PS Business Parks • 2022 Proxy Statement • 53

(4)	Includes amounts earned pursuant to the Company’s annual incentive award program.

(5)

All Other Compensation for 2021 consists of Company contributions to the 401(k) Plan (4% of the annual cash compensation up to a maximum of $11,600 in 2021, 11,400 in 2020, and $11,200 in 2019). For Mr. Hedges, this amount also includes $35,000 in consulting fees for 2021.

(6)	Mr. Chandler was appointed President and CEO effective April 5, 2021. He stepped down from his positions with the Company for health reasons, effective March 23, 2022.

(7)	Mr. Petersen resigned from the Company effective June 11, 2021.

(8)	Mr. Hedges resigned from the Company effective November 12, 2021.

Grants of Plan-Based Awards

The following table sets forth information relating to estimated future payouts under non-equity incentive plan awards, stock options, and RSUs granted pursuant to our equity incentive plans during the year ended December 31, 2021 to each of our NEOs.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other RSU Awards (#)	Grant Date Fair Value of Stock and Option Awards($)(2)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Dan M. Chandler, III	04/05/2021								23,113	3,695,075

	04/05/2021								18,073	2,889,331

John W. Petersen	03/01/2021					5,571	7,428	9,285		1,068,666
	-		135,000	450,000	544,500

Jeffrey D. Hedges	03/01/2021					4,545	6,060	7,575		871,852

	03/01/2021	(3)							4,429	37,200

	05/11/2021								6,526	1,000,044

	-		112,500	375,000	453,750

Trenton A. Groves	03/01/2021					1,408	1,877	2,346		270,044

	03/01/2021	(3)							1,372	197,390

	11/15/2021								1,681	300,059

	-		60,000	200,000	242,000

(1)	The amounts shown in these columns represent the range of possible payouts under the annual incentive award program based upon achievement of performance targets.

(2)

Represents the grant date fair value (at target level in the case of Equity Incentive Plan awards) granted during 2021. Refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2021, included in the Annual Report on Form 10-K filed with the SEC on February 22, 2022, for information on the computation of the grant date fair value.

(3)

As discussed in footnote 3 of the Summary Compensation Table, as a result of the impact of the COVID-19 pandemic on the Company’s 2020 operations, the Company did not satisfy the threshold levels for the performance metrics under the 2020 performance-based RSU program. In February 2021, based in part on the Company’s achievement of the critical strategic and operational priorities set by the Board in response to the COVID-19 pandemic, the Compensation Committee decided to award the 2020 performance-based RSUs at 100% of target for Messrs. Hedges and Groves. In accordance with SEC rules, this modification of the 2020 performance-based RSUs is reflected in the table as a new 2021 grant and is valued at the February 2021 grant date fair value.

PS Business Parks • 2022 Proxy Statement • 54

Option Exercises and Stock Vested in 2021

The following table provides information about options exercised by the NEOs and RSUs vested during the fiscal year ended December 31, 2021.

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dan M. Chandler, III	-	-	-	-
John W. Petersen	-	-	10,000	1,521,380
Jeffrey D. Hedges	-	-	2,885	446,925
Trenton A. Groves	-	-	2,074	320,042

(1)	Value realized upon vesting was calculated by multiplying the number of shares vesting by the closing price of our Common Stock on the NYSE on the vesting date as follows:

Name	RSU Vesting Date	Fair Market Value of RSUs ($)
John W. Petersen	03/01/2021	575,480
	03/15/2021	945.900
Jeffrey D. Hedges	03/01/2021	127,325
	10/01/2021	319,600
Trenton A. Groves	03/01/2021	39,420
	03/08/2021	59,912
	03/15/2021	220,710

PS Business Parks • 2022 Proxy Statement • 55

Outstanding Equity Awards at Year-End

The following table sets forth certain information concerning outstanding equity awards held by the NEOs at December 31, 2021.

		Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares of Stock that Have Not Vested ($)(1)
Dan M. Chandler, III	04/05/2021	-		-	41,186	(2)	7,585,226
	TOTAL	-		-	41,186		7,585,226

Jeffrey D. Hedges	10/01/2018	-		-	4,000	(2)	736,680
	03/01/2021	-		-	3,544	(3)	652,698
	03/01/2021	6,060	(4)	1,116,070	-		-
	05/11/2021	-		-	6,526	(5)	1,201,893
	TOTAL	6,060		1,116,070	14,070		2,591,271

Trenton A. Groves	03/08/2018	-		-	800	(2)	147,336
	03/01/2021	-		-	1,098	(3)	202,219
	03/01/2021	1,877	(4)	345,687	-		-
	11/15/2021	-		-	1,681	(5)	309,590
	TOTAL	1,877		345,687	3,579		659,144

(1)	Stock awards consist of RSUs granted to the named executive officers, and the values shown assume a price of $184.17 per share, the closing price for our Common Stock on the NYSE on December 31, 2021.

(2)	These RSUs vest in five equal annual installments beginning one year from the grant date.

(3)	These RSUs vest in five equal annual installments, with the first installment vesting on the grant date and each subsequent installment vesting annually thereafter.

(4)

These performance-based RSUs will vest (assuming the performance conditions are met) in five equal installments beginning upon certification by the Compensation Committee of the level of achievement of the performance targets at the conclusion of the one-year performance period.

(5)	These RSUs vest in three equal annual installments beginning one year from the grant date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination. We do not have a formal severance program for termination of employment through voluntary or involuntary termination, other than as specifically set forth in the 2012 Plan or as required by law. The following indicates our general practice:

●	vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

●	all unvested stock options, restricted shares, and/or RSUs are forfeited (except in the case of death or disability, a qualifying retirement or upon a termination following a change of control); and

●	accrued and unused vacation pay is paid in a lump sum.

We also may enter into severance arrangements in connection with new hires. Refer to “2021 NEO Compensation Framework—Appointment of New President and Chief Executive Officer” on page 49 for a discussion of the arrangements we entered into with Mr. Chandler in connection with his appointment as President and CEO in February 2021.

PS Business Parks • 2022 Proxy Statement • 56

On March 23, 2022, following a medical leave of absence, Mr. Chandler stepped down from his positions with the Company due to health reasons that qualified as a disability under the terms of his outstanding RSU awards. As set forth in a separation agreement and general release the Company and Mr. Chandler entered into in connection with his departure, the Company will settle his RSU awards in cash based on the market value of the underlying shares of Common Stock and will pay $90,573 towards reimbursement of future COBRA premiums and related expenses.

Payments Upon Retirement. In February 2020, the Board and Compensation Committee approved an Equity Awards Retirement Policy to provide for the accelerated vesting of outstanding equity awards upon retirement, subject to certain requirements. The policy applies to our NEOs on the same terms as other employees. Pursuant to the policy, in the event of an NEO’s qualifying retirement:

●	all outstanding unvested stock options and earned but unvested RSUs accelerate and vest on the date of retirement;

●	all such stock options may be exercised during the one-year period following the date of retirement (but before the termination date of the option); and

●	all unearned performance-based RSUs are forfeited.

In order for an NEO to be eligible for potential acceleration of equity award vesting in the event of retirement, all eligibility conditions must be satisfied, including: (1) the NEO must be at least 55 years old and have been in service for at least 10 years, and the sum of the employee’s age and total years of service must be at least 80; (2) the NEO must provide at least 12 months’ prior written notice of his or her intention to retire; (3) the NEO must enter into a written separation agreement; and (4) the Chairman of the Compensation Committee shall have, in his or her sole discretion, approved the vesting acceleration.

Payments Upon Death or Disability. In the event of the death or permanent and total disability of an NEO while employed by the Company, the executive officer will receive 401(k) Plan contributions and accrued unused vacation pay as noted above, in addition to the following:

●

in the case of death, all outstanding unvested stock options and earned but unvested RSUs held by the officer accelerate and vest as of the date of death and stock options may be exercised during the one-year period following the date of death, but prior to termination of the option;

●

in the case of permanent and total disability, all outstanding unvested stock options held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability, but prior to termination of the option and all unvested RSUs vest as of the date of such permanent and total disability;

●	in the case of death or permanent and total disability, all unearned performance-based RSUs are forfeited; and

●	the officer will receive payments under the Company’s life insurance program or disability plan, as applicable, similar to all other employees of the Company.

Payments Upon a Change in Control. Under the 2012 Plan, the vesting of outstanding awards will not accelerate unless (1) the Company experiences a qualifying change in control, and (2) one of the following conditions is also met: (a) for a change in control where such awards will be assumed or continued by the surviving entity, the holder’s employment must be terminated without “cause” (as defined in the 2012 Plan) within one year following the change in control, or (b) such awards must be terminated in connection with the change in control.

A “change in control” is defined in the 2012 Plan to generally include the following:

●	the dissolution or liquidation of PS Business Parks or merger (other than with Public Storage) in which PS Business Parks does not survive;

●	the sale of substantially all of PS Business Parks’ assets (other than to Public Storage);

PS Business Parks • 2022 Proxy Statement • 57

●

a merger in which the Company is the surviving corporation but after which the Company’s stockholders immediately prior to such merger cease to own their shares or other equity interest in the Company (other than a merger with Public Storage);

●	the acquisition, sale or transfer of more than 50% of the Company’s outstanding Common Stock by tender offer or similar transaction (other than by or to Public Storage); of

●	any other transaction that the Board specifies constitutes a change in control.

The following table shows the cash payments and the estimated value of the acceleration of unvested equity awards that could result from the termination events that trigger such payments and accelerations as described above, in each case assuming the event occurred as of December 31, 2021 and using a closing market price of our Common Stock on the NYSE as of December 31, 2021 of $184.17 per share. Messrs. Petersen and Hedges, who ceased serving as executive officers during 2021, did not receive any accelerated payments as a result of their termination of service and their unvested equity awards as of the termination of their service were forfeited.

Name	Cash Incentives	Value of Accelerated Option Vestings	Value of Accelerated RSU Vestings	Total
Dan M. Chandler, III	$1,200,000	-	$7,585,226	$8,785,226
Trenton A. Groves	-	-	$659,144	$659,144

PS Business Parks • 2022 Proxy Statement • 58

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

	Shares of Common Stock Beneficially Owned

Name and Address	Number of Shares	Percent of Class

Public Storage(1) 701 Western Avenue Glendale, California 91201	7,158,354	25.9%

The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,148,456	11.4%

BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	2,850,035	10.3%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	2,299,797	8.3%

Wellington Management Group LLP(5) c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	2,089,604	7.6%

(1)

This information is as of February 25, 2022 and is based on a Schedule 13D/A filed by Public Storage on November 8, 2013. Public Storage has sole voting and dispositive power with respect to all shares of the Common Stock. The 7,158,354 shares of Common Stock in the above table do not include 7,305,355 units held by Public Storage and affiliated partnerships, which (pursuant to the terms of the agreement of limited partnership of our operating partnership (the Operating Partnership)) are redeemable by the holder for cash or, at the Company’s election, for shares of the Company’s Common Stock on a one-for-one basis. Upon conversion of the units to Common Stock, Public Storage and its affiliated partnerships would own approximately 41.4% of the Common Stock (based upon the Common Stock outstanding at February 25, 2022 and assuming such conversion).

(2)

This information is as of December 31, 2021 and is based solely on a Schedule 13G/A filed on February 10, 2022 by The Vanguard Group to report that it (including affiliates) has no sole voting power with respect to the shares of Common Stock, shared voting power with respect to 54,437 shares of Common Stock, sole dispositive power with respect to 3,075,386 shares of Common Stock, and shared dispositive power with respect to 73,070 shares of Common Stock.

(3)

This information is as of December 31, 2021 and is based solely on a Schedule 13G/A filed on January 27, 2022 by BlackRock, Inc. to report that it (including affiliates) has sole voting power with respect to 2,689,149 shares of Common Stock, no shared voting power with respect to the shares of Common Stock, sole dispositive power with respect to 2,850,035 shares of Common Stock, and no shared dispositive power with respect to the shares of Common Stock.

(4)

This information is as of December 31, 2021 and is based solely on a Schedule 13G/A filed on February 14, 2022 by T. Rowe Price Associates, Inc. (Price Associates), as investment adviser of its clients, to report that it has sole voting power with respect to 702,911 shares of Common Stock, no shared voting power with respect to the shares of Common Stock, sole dispositive power with respect to 2,299,797 shares of Common Stock, and no shared dispositive power with respect to the shares of Common Stock. For SEC reporting purposes, Price Associates is deemed to be a beneficial owner of these securities. However, Price Associates has expressly disclaimed that it is an owner of such securities.

(5)

This information is as of December 31, 2021 and is based solely on a Schedule 13G/A filed on February 4, 2022 by Wellington Management Group LLP (WMG) on behalf of each of WMG, Wellington Group Holdings LLP (WGH), Wellington Investment Advisors Holdings LLP (WIAH), and Wellington Management Company LLP (WMC) to report that each of WMG, WGH, and WIAH has no sole voting power with respect to the shares of Common Stock, shared voting power with respect to 1,794,572 shares of Common Stock, no sole dispositive power with respect to the shares of Common Stock, and shared dispositive power with respect to 2,089,604 shares of Common Stock, and WMC has no sole voting power with respect to the shares of Common Stock, shared voting power with respect to 1,792,049 shares of Common Stock, no sole dispositive power with respect to the shares of Common Stock, and shared dispositive power with respect to 2,044,042 shares of Common Stock.

PS Business Parks • 2022 Proxy Statement • 59

Security Beneficial Ownership of Directors and Management

The following table sets forth information as of February 25, 2022 concerning the beneficial ownership of Common Stock of each of our directors and NEOs and all directors and executive officers as a group:

	Shares of Common Stock Beneficially Owned
Name	Number of Shares(1)		Percent of Class(1)

Ronald L. Havner, Jr.	182,214	(2)	*

Dan “Mac” Chandler, III	41,186		*

Jennifer Holden Dunbar	20,702	(3)	*

Maria R. Hawthorne	54,087		*

M. Christian Mitchell	-		-

Irene H. Oh	3,070		*

Kristy M. Pipes	8,111		*

Gary E. Pruitt	39,333		*

Robert S. Rollo	21,380		*

Joseph D. Russell, Jr.	28,089		*

Peter Schultz	25,700		*

Stephen W. Wilson	7,385		*

John W. Petersen	18,747		*

Jeffrey D. Hedges	3,921		*

Trenton A. Groves	4,661		*

All Directors and Executive Officers as a Group (14 persons)	435,918	(2)(3)	1.6%

*	Less than 1%

(1)

Represents shares of Common Stock beneficially owned as of February 25, 2022. Includes options to purchase shares of Common Stock exercisable within 60 days of February 25, 2022, as follows: Mr. Havner, 16,630 shares; Ms. Dunbar, 6,210 shares; Ms. Hawthorne, 414 shares; Ms. Oh, 2,070 shares; Ms. Pipes, 5,391 shares; Mr. Pruitt, 14,490 shares; Mr. Rollo, 12,078 shares; Mr. Russell, 6,210 shares; Mr. Schultz, 14,490 shares; and Mr. Wilson, 5,385 shares. Also includes RSUs scheduled to vest within 60 days of February 25, 2022 as follows: Mr. Chandler, 41,186 shares (includes RSUs that accelerated as a result of his resignation due to disability); Ms. Hawthorne, 5,000 shares; and Mr. Groves, 674 shares. Also includes deferred stock units scheduled to vest within 60 days of February 25, 2022, which will be settled in shares of Common Stock upon each non-management director’s separation from service, as follows: Mr. Havner, 10,000 deferred stock units; Ms. Dunbar, 10,000 deferred stock units; Ms. Oh, 1,000 deferred stock units; Ms. Pipes, 2,000 deferred stock units; Mr. Pruitt, 10,000 deferred stock units; Mr. Rollo, 8,000 deferred stock units; Mr. Russell, 1,000 deferred stock units; Mr. Schultz, 10,000 deferred stock units; and Mr. Wilson, 2,000 deferred stock units. Also includes shares credited to the accounts of the executive officers of the Company that are held in the 401(k) Plan. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. The percentage held is calculated using the outstanding shares of Common Stock on February 25, 2022 of 27,606,127.

(2)

Includes 155,584 shares held by Mr. Havner in a joint margin account with his spouse. Does not include shares owned by Public Storage as to which Mr. Havner disclaims beneficial ownership. Mr. Havner is Chairman of the Board of Public Storage. See “Security Ownership of Certain Beneficial Owners” on page 59 for Public Storage’s ownership.

(3)	Includes 4,425 shares of Common Stock held by Ms. Dunbar and her spouse as trustees of the Lilac II Trust.

PS Business Parks • 2022 Proxy Statement • 60

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS; CERTAIN RELATIONSHIPS

Incentive Compensation Recoupment Policy (Clawback Policy)

The Board has adopted an Incentive Compensation Recoupment Policy which applies to an officer of the Company that is subject to Section 16 of the Exchange Act. Pursuant to this policy, in the event the Company’s financial results (i) are restated due to material noncompliance with any financial reporting requirement or (ii) have been determined by the Board to have been materially misstated, then an independent committee of the Board may require any covered officer to repay to the Company all or part of any “Excess Compensation” that such officer had previously received. Excess Compensation is defined as that part of the cash or equity incentive compensation received by a covered officer during the three-year period preceding the restatement or material misstatement determination that was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the restated or corrected financial results.

Policy Regarding Pledging of Shares

Our insider trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders. We have considered the fact that Mr. Havner holds 155,584 shares in a joint margin account in light of the Company’s securities trading policy and the position of ISS Corporate Solutions (ISS), which is that pledges of shares of Common Stock by insiders may adversely affect stockholders if the insiders are forced to sell their shares of Common Stock. We believe that this existing margin account arrangement does not present a significant risk of a foreclosure or an unexpected sale of large volumes of Common Stock by Mr. Havner in the open market. None of Mr. Havner’s shares that are held in the joint margin account have been pledged as security for a loan. In the Board’s view, these arrangements are unlikely to result in adverse effects to stockholders.

Anti-Hedging Policy

Our insider trading policy includes an anti-hedging provision that prohibits directors, officers, and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company. The objective of this policy is to enhance alignment between the interests of our directors, officers, and employees and those of our stockholders.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of any registered class of our equity securities, to file with the SEC initial reports of beneficial ownership of PS Business Parks’ equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. As a matter of practice, we typically assist our executive officers and directors with these matters and file these reports on their behalf.

Based solely on a review of reports we filed on behalf of our directors and executive officers, and written representations from these individuals that no other reports were required, all reports on behalf of our directors and executive officers were filed on a timely basis under Section 16(a), except for one report for Jeffrey D. Hedges regarding an award of RSUs and two reports for Trenton Groves regarding an award of RSUs and the Company’s redemption of preferred shares, which were reported late due to an administrative error.

Related Party Transaction Approval Policies and Procedures

The Audit Committee, in accordance with its charter, must review any related party transaction and make recommendations to the independent and disinterested directors of the Board with respect to approval or disapproval of such transactions.

PS Business Parks • 2022 Proxy Statement • 61

Relationship with Public Storage

The properties in which the Company has an equity interest are generally owned by the Operating Partnership. As of February 25, 2022, the Company owned approximately 79.1% of the Operating Partnership’s common partnership units. The remaining common partnership units were owned by Public Storage and affiliated partnerships. The 7,305,355 units held by Public Storage and affiliated partnerships are redeemable (pursuant to the terms of the agreement of limited partnership of the Operating Partnership) by the holder for cash or, at the Company’s election, for shares of our Common Stock on a one-for-one basis. Upon conversion of the units to Common Stock, Public Storage and its affiliated partnerships would own approximately 41.4% of the Common Stock (based upon the Common Stock outstanding at February 25, 2022, and assuming such conversion).

Management Agreement with Affiliates

The Operating Partnership operates industrial, retail, and office facilities for Public Storage and partnerships and joint ventures of which Public Storage is a general partner or joint venture (the Affiliated Entities) pursuant to a management agreement under which Public Storage and the Affiliated Entities pay to the Operating Partnership a fee of 5% of the gross revenues of the facilities operated for Public Storage and the Affiliated Entities. During 2021, Public Storage and the Affiliated Entities paid fees of approximately $0.3 million to the Operating Partnership pursuant to that management agreement. In 2021, we allocated approximately $0.3 million in operating expenses to Public Storage relating to the management agreement, including payroll and other overhead expenses.

Public Storage also provides property management services for the self-storage component of two assets owned by the Company. These self-storage facilities, located in Palm Beach County, Florida, operate under the “Public Storage” name. Under the property management contracts, Public Storage is compensated based on a percentage of the gross revenues of the facilities managed. Under the supervision of the Company, Public Storage coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities, and the selection and engagement of vendors, suppliers, and independent contractors. In addition, Public Storage assists and advises the Company in establishing policies for the hire, discharge, and supervision of employees for the operation of these facilities, including on-site managers, assistant managers, and associate managers. Both the Company and Public Storage can cancel the property management contract upon 60 days’ notice. Management fees paid for these facilities were approximately $0.1 million for the year ended December 31, 2021, and, in 2021, Public Storage allocated approximately $0.1 million in operating expenses to us related to the management of the facilities, including payroll and overhead expenses. Public Storage also owns and licenses the PS Business Parks name and logo to the Company under a royalty-free license that may be terminated upon six months’ notice to the Company.

Cost Sharing and Other Arrangements with Public Storage

Pursuant to a cost sharing and administrative services arrangement, we share certain administrative services, corporate office space, and certain other third party arrangements with Public Storage which are allocated based upon time, effort, and other methodologies. For the year ended December 31, 2021, Public Storage reimbursed us less than $0.1 million for costs paid on their behalf, and we reimbursed Public Storage $1.4 million in costs that Public Storage incurred on our behalf. We had net amounts due from Public Storage of $0.2 million at December 31, 2021.

Common Management/Board Members with Public Storage

Ronald L. Havner, Jr., Chairman of the Board, is also Chairman of Public Storage. Joseph D. Russell, Jr., a director, is also the President and CEO and a trustee of Public Storage. Kristy M. Pipes is also trustee of Public Storage.

PS Business Parks • 2022 Proxy Statement • 62

PAY RATIO DISCLOSURE

This section presents the ratio of annual total compensation of our former President and CEO, Dan M. Chandler, III (as disclosed in the Summary Compensation Table above and annualized for purposes of this pay ratio disclosure), to the annual total compensation of our median employee (excluding Mr. Chandler). The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We selected the median employee based on the Company’s 155 employees (excluding Mr. Chandler) as of December 31, 2021. In identifying our median employee, we calculated the annual total compensation of each employee as of December 31, 2021, based on Form W-2 information. We did not apply any cost-of-living adjustments as part of the calculation. There has been no change in our employee population or employee compensation arrangement since the median employee was identified that we believe would significantly impact our pay ratio disclosure.

The annualized 2021 total compensation for our CEO was $7,796,770. Because Mr. Chandler did not serve as our CEO for all of 2021, for purposes of the pay ratio calculation we annualized his 2021 compensation. As a result, the annual total compensation for Mr. Chandler for purposes of this pay ratio disclosure differs from the amounts shown in the Summary Compensation Table on page 53 of this proxy statement, which reflects the actual compensation that Mr. Chandler earned or was paid in 2021. The 2021 annual total compensation for our median employee, as determined under Item 402 of Regulation S-K, was $94,839. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2021 is 82 to 1. Mr. Chandler’s 2021 compensation included both a one-time sign-on RSU award and a retention RSU award, together having a grant date fair value of $6,584,406, which awards were granted in connection with his commencement of service as our CEO. Mr. Chandler’s normalized target annual equity award would have been a number of RSUs having a grant date fair value of $2,600,000. Adjusting Mr. Chandler’s 2021 compensation to reflect this normalized target annual equity award in lieu of his one-time sign-on and retention awards, Mr. Chandler’s annualized 2021 total compensation would have been $3,812,364, resulting in a ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2021 of 40 to 1.

The Board recommends a vote FOR approval of

our executive compensation as described in this proxy statement.

PS Business Parks • 2022 Proxy Statement • 63

Proposal 3:

Approval of 2022 Equity and

Performance-Based Incentive Compensation Plan

Approve the 2022 Equity and Performance-Based Incentive Compensation Plan

RECOMMENDATION:

Vote FOR approval of the 2022 Equity and Performance-Based Incentive Compensation Plan

PS Business Parks • 2022 Proxy Statement • 64

PROPOSAL 3

APPROVAL OF 2022 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

On February 25, 2022, upon the recommendation of our Compensation Committee, our Board approved the PS Business Parks, Inc. 2022 Equity and Performance-Based Incentive Compensation Plan (the “2022 Plan”), subject to approval by our stockholders at this Annual Meeting or by February 25, 2023.

The 2022 Plan would replace the 2012 Plan, which terminated automatically on February 20, 2022 (ten years after its effective date), and would apply to awards granted on or after February 25, 2022.

2022 PLAN: KEY FACTS

Stockholder Approval

At our Annual Meeting, we are asking our stockholders to consider and approve adoption of the 2022 Plan.

Protection of Stockholder Interests and Alignment with Compensation Principles

The 2022 Plan includes the following features designed to protect stockholder interests and reflect our compensation principles:

✓	Fixed plan term of ten years;

✓	A ten-year maximum term for stock options and stock appreciation rights (SARs);

✓	No “evergreen” provision to automatically increase the number of shares available for issuance without stockholder approval;

✓	Awards granted pursuant to the 2022 Plan will be subject to our Incentive Compensation Recoupment Policy;

✓	No repricing without stockholder approval;

✓	Stock options and SARs must be granted at an exercise price that is at least equal to the fair market value of our Common Stock on the grant date;

✓	No liberal share recycling;

✓	Double-trigger change of control provisions that limit acceleration in a change of control unless the employee was also terminated without cause; and

✓	No payment of dividends on performance awards before performance standards are met.

Importance of the 2022 Plan

Our equity plan continues to be a crucial component of our compensation program for our executives and other key employees. Without a stockholder-approved equity plan, we would be reliant on cash-settled awards as our sole method of incentive-based compensation. Our ability to grant equity-based awards is critical to us and our stockholders because equity-based awards allow us to make a substantial portion of our executive officers’ compensation at-risk and contingent on the Company’s operating and stock-price performance over the long-term.

PS Business Parks • 2022 Proxy Statement • 65

Historical Burn Rate and Potential Dilution

The average rate at which we grant equity awards is well below the “burn rate” benchmark that ISS has set for our industry. The following table sets forth information relating to our historical burn rate under the 2012 Plan over the last three years:

	2019	2020	2021	Average

Shares underlying options granted(1)	34,000	18,000	43,422	31,807

RSUs and performance-based RSUs granted(1)	6,400	46,036	76,266	42,901

Weighted-average basic shares outstanding	27,418,000	27,475,000	27,534,000	27,475,667

Burn rate(2)	0.15%	0.23%	0.43%	0.27%

Adjusted burn rate(3)	0.18%	0.48%	0.85%	0.51%

(1)	Represents the gross number of shares underlying option and RSU awards granted during the applicable year.

(2)	Equity-based awards granted divided by weighted average shares outstanding.

(3)	Adjusted to reflect the ISS “multiplier” counting each full value award (RSUs) as 2.5 option shares.

The number of new shares requested represents a reserve pool of approximately 2.7% of our Common Stock outstanding, which we believe puts us in line with market practices for share reserves based on a review of share reserve requests over the past two years among similar companies. The following table sets forth the total shares outstanding under the 2012 Plan and, assuming it is approved, the 2022 Plan as of February 25, 2022:

Shares available under the 2022 Plan	750,000

Shares underlying outstanding awards(1)	340,106

Shares remaining available under the 2012 Plan(2)	0

Total shares authorized for or outstanding under awards	1,090,106

Total Common Stock outstanding	27,606,127

Overhang (shares available and outstanding divided by total Common Stock outstanding)	3.9%

(1)

Of such shares, 146,727 are option awards with a weighted average exercise price of $129.36 per share and a remaining contractual term of 6.58 years and 137,070 are RSUs. Also includes 56,309 performance-based RSUs that, if and when earned based on satisfaction of applicable performance conditions, would be settled in RSUs and subject to continued time vesting. Amounts shown reflect amounts that would be earned for maximum performance. At the target level, the amounts would be 45,047 performance-based RSUs.

(2)	The 2012 Plan expired on February 20, 2022.

We also maintain the amended and restated Retirement Plan for Non-Employee Directors (the Director Retirement Plan). Under the Director Retirement Plan, each non-employee director who joins the Board receives a grant of 10,000 deferred stock units that vest in ten equal annual installments on each of the first ten anniversaries of the date the director commences service on the Board subject to certain conditions. The awards are intended to retain and reward long-term service on the Board and to provide equity compensation to Board members. Deferred stock unit awards were made as follows: 32,000 in 2019, 0 in 2020 and 30,000 in 2021. As of the record date, 100,000 deferred stock units remain outstanding and 100,000 remain available for future issuance under the Director Retirement Plan.

Effectiveness of 2022 Plan

The 2022 Plan became effective on February 25, 2022, subject to approval of the plan by our stockholders at the Annual Meeting or by February 25, 2023. Upon approval of the 2022 Plan by our stockholders, all awards made under the plan between February 25, 2022 and the date of stockholder approval, will be fully effective as if our stockholders approved the plan on February 25, 2022. If our stockholders fail to approve the 2022 Plan on or before February 25, 2023, any award made under the plan will be null and void and of no effect. As of the date of this proxy statement, we had made no awards under the 2022 Plan.

PS Business Parks • 2022 Proxy Statement • 66

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2021 on the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders(1)	159,570	$123.87	(2)	714,146

Equity compensation plans not approved by security holders(3)	-	-		-

(1)

Represents shares of our Common Stock available for issuance under the 2012 Plan. The 2012 Plan expired on February 20, 2022. The Company’s stock option and stock incentive plans are described more fully in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2021, included in the Annual Report on Form 10-K filed with the SEC on February 22, 2022.

(2)	Represents the weighted average exercise price of 159,570 stock options outstanding at December 31, 2021. We also had 118,591 RSUs outstanding at December 31, 2021 that vest for no consideration.

(3)	There are no securities available for future issuance or currently outstanding under plans not approved by the Company’s stockholders as of December 31, 2021.

SUMMARY OF THE MATERIAL TERMS OF THE 2022 PLAN

In assessing the terms of the 2022 Plan, our Compensation Committee considered, among other things, the terms of the 2012 Plan, our compensation philosophy and practices, and feedback from our stockholders.

The following summary of the material terms of the 2022 Plan is qualified in its entirety by reference to the complete text of the 2022 Plan, which is attached to this proxy statement as Appendix B.

If approved by our stockholders, the 2022 Plan would:

●	Reserve 750,000 shares of Common Stock for issuance under the 2022 Plan; and

●	Provide for a termination date of February 25, 2032, which is the tenth anniversary of the date of Board approval.

Purpose

The purposes of the 2022 Plan are to:

●

provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its stockholders and other important stakeholders, including its employees and customers; and

●	provide a means of hiring, rewarding, and retaining key personnel.

PS Business Parks • 2022 Proxy Statement • 67

Types of Awards

The 2022 Plan provides for grants of the following specific types of awards and permits other equity-based or equity-related awards (each, an Award and, collectively, Awards). Each Award will be evidenced by an award agreement (together with any award statement or supplemental documents, an Award Agreement), which will govern that Award’s terms and conditions.

●

Stock Units. A stock unit, which includes an RSU, is an unfunded, unsecured obligation to deliver a share of Common Stock (or cash or other securities or property) at a future date upon satisfaction of the conditions specified in the Award Agreement.

●

Restricted Stock. Restricted stock is Common Stock that is registered in the recipient’s name, but that is subject to transfer restrictions and may be subject to forfeiture or vesting conditions for a period of time as specified in the Award Agreement.

The recipient of Restricted Stock has the rights of a stockholder, including voting and dividend rights, subject to any restrictions and conditions specified in the Award Agreement.

●

Dividend Equivalent Rights. A dividend equivalent right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of Common Stock if those shares were owned by the recipient.

A dividend equivalent right may be granted alone or in connection with another Award, except that no dividend equivalent right may be granted in tandem with an option or SAR. Under the 2022 Plan, no payments will be made in respect of dividend equivalent rights before any applicable performance goals relating to the dividend equivalent right or the related Award are satisfied.

●

Options. An option entitles the recipient to purchase a share of Common Stock at an exercise price specified in the Award Agreement (which may be paid in cash or through a cashless exercise). As of February 25, 2022, the closing price of a share of Common Stock on the NYSE was $161.84.

Options become exercisable as specified in the Award Agreement. The term of an option cannot exceed ten years from the date of grant; provided that in the event the participant is a 10% stockholder, an option granted to such participant that is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code), will not be exercisable five years from the date of grant. Except in the case of substitute awards (as defined in the 2022 Plan), the exercise price of each option granted under the 2022 Plan cannot be less than the fair market value of a share of Common Stock on the grant date of such option; provided that in the event the participant is a 10% stockholder, an option granted to such participant that is intended to be an incentive stock option cannot be less than 110% of the fair market value of a share of Common Stock on the grant date of such option. All options granted under the 2022 Plan will be nonqualified stock options or incentive stock options.

●

Stock Appreciation Rights. SARs provide the recipient with the right to receive, upon exercise of the SAR, cash, shares of Common Stock, or a combination of the two. The amount that the recipient will receive upon exercise of the SAR generally will equal the excess of the fair market value of the Common Stock on the date of exercise over the per share strike price of the SAR as determined by the Compensation Committee. SARs will become exercisable in accordance with terms determined by the Compensation Committee. SARs may be granted in tandem with an option grant or independently from an option grant. The term of a SAR cannot exceed ten years from the date of grant.

●

Performance-Based Awards. The 2022 Plan provides for the grant of performance-based awards, which are awards of options, SARs, restricted stock, stock units (including RSUs), performance shares, other equity-based awards, or cash made subject to the achievement of performance goals over a performance period specified by the Compensation Committee. The Compensation Committee will determine the applicable performance period, the performance goals, and such other conditions that apply to the performance-based award. Performance goals may relate to financial performance, the participant’s performance, or such other criteria determined by the Compensation Committee. If the performance goals are met, performance-based awards will be paid in cash, shares of Common Stock, other awards, or a combination thereof.

PS Business Parks • 2022 Proxy Statement • 68

●

Other Equity-Based Awards. The Compensation Committee may grant other types of equity-based or equity-related awards, including the grant or offer for sale of shares of unrestricted stock, in such amounts and subject to such terms as the Compensation Committee may determine. Any such awards may involve the transfer of shares of Common Stock to participants, or payment in cash or otherwise of amounts based on the value of the shares of Common Stock. Any other equity-based awards granted by the Compensation Committee may be subject to performance goals established by the Compensation Committee based on one or more of the performance measures.

Eligibility

The 2022 Plan permits grants of Awards to any employees (including officers), directors, consultants, and advisers (who are natural persons) currently providing services to the Company or its affiliates or subsidiaries, and any other individual whose participation in the 2022 Plan the Compensation Committee determines is in the best interests of the Company.

The Compensation Committee, in its discretion, will approve Awards to be granted under the 2022 Plan. We expect that substantially all Award grants pursuant to the 2022 Plan will be made to the Company’s employees, executive officers, and non-employee directors. As of February 25, 2022, the record date, the Company had approximately 163 employees, including 5 executive officers (consisting of Messrs. Wilson, Chandler, Khan, and Groves and Ms. Hawthorne), and 9 non-employee directors who were eligible to participate in the 2022 Plan. The approximate number of total persons eligible to participate in the 2022 Plan is 174.

Term

The 2022 Plan will terminate on, and no more Awards will be permitted to be granted thereunder without further stockholder approval on or after, February 25, 2032. The termination of the 2022 Plan will not affect previously granted Awards. We expect to seek stockholder approval of a new equity compensation plan before expiration of the 2022 Plan, when we have used all shares available for grant under the 2022 Plan, or if earlier approval is otherwise deemed appropriate by our Compensation Committee (see—“Shares Subject to the 2022 Plan; Other Limitations of Awards” below).

Administration

Except where authority to act on matters is specifically reserved to the Board under the 2022 Plan or applicable law, the Compensation Committee will administer the 2022 Plan and will have the authority to make all determinations in its discretion that it deems necessary or advisable for the administration of the 2022 Plan. The Compensation Committee may also delegate to one or more directors the authority to grant awards to employees and other service providers who are not subject to Section 16 of the Exchange Act.

References to the Compensation Committee include reference to the Board and/or other delegates of the Compensation Committee for those periods when the Board or such other delegate(s) appointed by the Compensation Committee are acting.

Shares Subject to the 2022 Plan; Other Limitations of Awards

The number of shares of Common Stock that may be issued under the 2022 Plan is 750,000 shares of Common Stock. As of February 25, 2022, the record date, up to 340,106 shares of Common Stock may be issued pursuant to awards outstanding under the 2012 Plan.

If an award issued under the 2022 Plan terminates by expiration, forfeiture, cancellation, or otherwise without the related issuance of shares of Common Stock, then such unissued shares will again be available for awards under the 2022 Plan.

PS Business Parks • 2022 Proxy Statement • 69

However, the number of shares of Common Stock issuable under the 2022 Plan will not be increased by the number of shares of Common Stock (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an option, (ii) deducted or delivered from payment of an award of an option in connection with the Company’s tax withholding obligations, or (iii) purchased by the Company with proceeds from option exercises.

●	The maximum number of shares of Common Stock subject to options or SARs that can be granted under the 2022 Plan to any person in a calendar year is 250,000 shares.

●	The maximum number of shares of Common Stock that can be granted under the 2022 Plan, other than pursuant to options or SARs, to any person in a calendar year is 250,000 shares.

●	The maximum amount that may be paid as a cash-settled performance-based award for a performance period of twelve months or less to any person is $10 million.

In the event of any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from certain corporate transactions that affect the Company’s capitalization, the Compensation Committee will adjust the number of shares of Common Stock issuable under the 2022 Plan and the terms of any outstanding Awards in such manner as it deems appropriate to prevent the enlargement or dilution of rights.

Amendment

The Board may, at any time, amend, suspend, or terminate the 2022 Plan; provided, however, that that no amendment, suspension, or termination may impair rights or obligations under any outstanding award without the participant’s consent. The stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. The stockholders also must approve any amendment that changes the no-repricing provisions of the 2022 Plan.

In general, we will seek stockholder approval of any amendment, suspension, or termination to the extent necessary to comply with NYSE listing standards and any applicable law, rule, or regulation, including any amendment to increase the shares of Common Stock available under the 2022 Plan.

Change in Control

A change in control occurs under the 2022 Plan upon any of the following:

●	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization (other than with Public Storage or its affiliates) in which the Company is not the surviving corporation;

●	the sale of substantially all Company assets (other than to Public Storage or its affiliates);

●

a merger in which the Company is the surviving corporation but after which the Company’s stockholders immediately prior to such merger cease to own their shares or other equity interest in the Company (other than a merger with Public Storage or its affiliates);

●	the acquisition, sale, or transfer of more than 50% of the Company’s outstanding shares by tender offer or similar transaction (other than by or to Public Storage or its affiliates); or

●	any other transaction that the Board specifies constitutes a change in control.

Accelerated Vesting if Awards Not Assumed. Except as otherwise provided in the applicable Award Agreement or in another agreement with the participant, or as otherwise set forth in writing, if the Company experiences a change in control where awards will not be assumed or continued by the surviving entity:

●

except for performance-based awards, (i) all outstanding awards of restricted stock, stock units, and dividend equivalent rights will vest, and 15 days prior to the scheduled consummation of such change in

PS Business Parks • 2022 Proxy Statement • 70

control, all options and SARs will become immediately exercisable and will remain exercisable for a period of 15 days; and/or (ii) the Compensation Committee may elect to cancel any outstanding awards of options, restricted stock, stock units, dividend equivalent rights, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder of such award an amount in cash or securities having a value, in the case of restricted stock, stock units, and dividend equivalent rights, equal to the formula or fixed price per share paid to holders of our Common Stock pursuant to such change in control and, in the case of options or SARs, equal to the product of the number of shares of our Common Stock subject to such options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of our Common Stock pursuant to such transaction exceeds (y) the applicable exercise price;

●

for performance-based awards, all performance goals and conditions will be deemed to have been satisfied immediately prior to the occurrence of such change in control based on either actual performance as of a date reasonably close to the date of the change in control or target performance, as determined by the Compensation Committee, and such Awards will become payable pro-rata based on the portion of the applicable performance period completed as of the change in control; and

●	other equity-based awards will be governed by the terms of the applicable Award Agreement.

Double-Trigger Accelerated Vesting if Awards Assumed. If the Company experiences a change in control where awards will be assumed or continued by the surviving entity and do not otherwise accelerate or become exercisable at such time, the assumed or continued awards will not vest unless (in addition to any other conditions set forth in the Award Agreement):

●	the change in control occurs; and

●

the recipient’s employment is terminated without Cause (as defined in the 2022 Plan) within one year following the change in control, in which case such award will be fully vested and may be exercised in full, to the extent applicable, for the one-year period immediately following such termination of employment (or for such longer period as the Compensation Committee will determine).

Mandatory Repayment and Clawback

Any Award granted pursuant to the 2022 Plan will be subject to the Company’s Incentive Compensation Recoupment Policy, which applies any officer of the Company that is subject to Section 16 of the Exchange Act. Refer to “Incentive Compensation Recoupment Policy (Clawback Policy)” on page 61 of this proxy statement for a summary of the policy. In addition, Awards may also be subject to mandatory repayment pursuant to any law, rule, or regulation that imposes mandatory recoupment, under circumstances set forth in such law, rule, or regulation.

The Compensation Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a participant with respect to an Award on account of actions taken by, or failed to be taken by, such participant in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or any affiliate of the Company, (d) confidentiality obligation with respect to the Company or any affiliate of the Company, (e) Company policy or procedure, (f) other agreement, or (g) any other obligation of such participant to the Company or any affiliate of the Company, as and to the extent specified in such Award Agreement. Furthermore, the Compensation Committee may annul an Award if the recipient is an employee of the Company and is terminated for Cause.

Performance-Based Compensation

The Compensation Committee may designate whether any Awards, such as restricted stock, options, stock units, or cash awards being granted are intended to be performance-based compensation. The performance goals used for such awards may be based on any one or more of the following performance measures (or such other

PS Business Parks • 2022 Proxy Statement • 71

performance measures as the Compensation Committee may determine), which may reflect objective or subjective criteria, as selected by the Compensation Committee:

●	FAD and adjusted FAD;

●	TSR or stock price;

●	NAV and SVC;

●	revenues;

●	NOI (including on a cash basis) and Same Store NOI;

●	FFO;

●	intrinsic business value;

●	implementation or completion of critical or strategic projects, acquisitions, dispositions, joint ventures, developments, or processes;

●	return on invested capital;

●	rental income, transaction costs, occupancy, or geographic business expansion;

●	customer or employee satisfaction or human resources management;

●	operations, cost targets, reductions and savings, productivity and efficiencies, legal matters, or information technology;

●	compliance, financial controls and savings, investor relations, or staffing;

●	ESG criteria; and

●	any combination of any of the foregoing criteria.

These performance measures (a) may be used to measure the performance of (i) the Company and its subsidiaries and other affiliates as a whole, (ii) the Company, any subsidiary of the Company, and/or any other affiliate of the Company or any combination thereof, or (iii) any one or more business units of the Company, any subsidiary of the Company, and/or any other affiliate of the Company, as the Compensation Committee deems appropriate, and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Compensation Committee for such comparison, as the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any performance-based award based on the achievement of performance goals.

Other Terms of Awards

No recipient of any Award under the 2022 Plan (other than restricted stock) will have any of the rights of a stockholder of the Company with respect to shares subject to an Award until the delivery of the shares, except that holders of stock units may be entitled to amounts equal to the dividends declared and paid on the underlying shares to the extent the applicable performance goals are satisfied (for performance-based stock units).

New Awards

The awards, if any, that will be made to eligible recipients under the 2022 Plan are subject to the Compensation Committee’s discretion, and we cannot currently determine the benefits or number of shares subject to awards that may be granted to eligible recipients under the 2022 Plan. Therefore, no new plan benefits table can be provided at this time.

PS Business Parks • 2022 Proxy Statement • 72

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF GRANTS OF AWARDS UNDER THE 2022 PLAN. THE FOLLOWING SUMMARY DOES NOT DESCRIBE STATE, LOCAL, OR FOREIGN TAX CONSIDERATIONS. THE APPLICABLE RULES ARE COMPLEX AND MAY VARY WITH A RECIPIENT’S INDIVIDUAL CIRCUMSTANCES.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not be a taxable event for the recipient or the Company. Upon exercising a non-qualified stock option, a recipient will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the exercise date. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified stock option, the recipient will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code (Section 162(m)).

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will result in taxable income to a recipient or a deduction to the Company. However, for purposes of the alternative minimum tax, the spread on the exercise of an incentive stock option will be considered as part of the recipient’s income.

The sale of shares received pursuant to the exercise of an incentive stock option that satisfies the holding period rules will result in capital gain to a recipient and will not result in a tax deduction to us. To receive incentive stock option treatment as to the shares acquired upon exercise of an incentive stock option, a recipient must neither dispose of such shares within two years after such incentive stock option is granted nor within one year after the exercise of such incentive stock option. In addition, a recipient generally must be our employee, or an employee of one of our subsidiaries, at all times between the date of grant and the date three months before exercise of such incentive stock option. If an incentive stock option is exercised more than three months after the termination of a participant’s employment with us, the stock option will be treated as a nonqualified stock option.

If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares of our Common Stock acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the fair market value of the shares on the date of exercise minus the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m).

SARs. There are no immediate U.S. federal income tax consequences of receiving an award of SARs under the 2022 Plan. Upon exercising a SAR, a recipient will recognize ordinary income in an amount equal to the difference between the SAR exercise price and the fair market value of the Common Stock on the exercise date. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m).

Restricted Stock. A recipient who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the shares are nontransferable and subject to a substantial risk of forfeiture). However, if permitted by the Company, within 30 days after a recipient receives the award of restricted stock, the recipient may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the grant date (less the purchase price, if any), determined without regard to the restrictions. If the Section 83(b) election is timely made, when the restrictions on

PS Business Parks • 2022 Proxy Statement • 73

the shares lapse, the recipient will not recognize any additional income. If the recipient does not make the Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the recipient and will be taxable in the year the restrictions lapse, and dividends paid while the Common Stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m).

Stock Units (including RSUs). There are no immediate U.S. federal income tax consequences of receiving an award of Stock Units under the 2022 Plan. A recipient who is awarded Stock Units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued or, for a cash-settled award, the amount of the cash payment made, to such recipient at the later of the end of the restriction period or the payment date. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m).

Dividend Equivalent Rights. Recipients who receive Dividend Equivalent Rights or cash awards under the 2022 Plan will be required to recognize ordinary income in an amount distributed to the recipient pursuant to the award. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m).

Other Equity-Based Awards. A recipient generally will recognize income upon receipt of the shares subject to the other equity-based award (or, if later, at the time of vesting of such shares).

Section 280G. If payments contingent on a change in control are determined to exceed certain limitations, such payments may be subject to a 20% nondeductible excise tax, and the Company’s deduction for the associated compensation expense may be disallowed in whole or in part. The 2022 Plan includes a Section 280G “best after tax” provision, which provides that if any payments under the 2022 Plan or otherwise would constitute parachute payments under Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be reduced by the amount required to avoid the excise tax if the reduction would give the recipient a better after-tax result than if the recipient received the payments in full.

Section 409A. It is the intention of the Company that the 2022 Plan and awards granted under the 2022 Plan either be exempt from, or comply with, Section 409A of the Code.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for approval of the 2022 Plan. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the vote.

The Board recommends a vote FOR approval of

the 2022 Equity and Performance-Based Incentive Compensation Plan

as described in this proxy statement.

PS Business Parks • 2022 Proxy Statement • 74

Proposal 4:

Ratification of Independent

Registered Public Accounting Firm

The Audit Committee has appointed EY as the Company’s independent registered public accounting firm to audit the Consolidated Financial Statements of PS Business Parks and its subsidiaries for the year ending December 31, 2022

Representatives from EY will be in attendance at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions

RECOMMENDATION:

Vote FOR ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2022

PS Business Parks • 2022 Proxy Statement • 75

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

EXECUTIVE SUMMARY

The Board recommends that stockholders ratify the Audit Committee’s appointment of EY as the Company’s independent registered public accounting firm (Independent Accountants) for the year ending December 31, 2022. EY has acted as the Company’s independent registered public accounting firm since the Company’s organization in 1997.

The Company’s bylaws do not require ratification of EY’s appointment, but the Board believes that stockholder ratification is good corporate governance. If stockholders do not ratify the appointment of EY, the Audit Committee may consider the selection of a different registered public accounting firm. Even if stockholders ratify the appointment of EY, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

AUDIT AND NON-AUDIT FEES

The following table shows the fees billed or expected to be billed to the Company by EY for audit and other services provided for 2021 and 2020:

	2021	2020

Audit Fees	$686,000	$627,000

Audit-Related Fees	30,000	24,000

Tax Fees	47,000	62,000

All Other Fees	—	—

Total	$763,000	$713,000

Audit Fees. Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the Company’s quarterly reports on Form 10-Q, and services in connection with the Company’s registration statements.

Audit related fees. Audit-related fees represent professional fees provided in connection with the audit of the 401(k) Plan.

Tax fees. During 2021 and 2020, tax services consisted of tax compliance and consulting services.

AUDITOR INDEPENDENCE

The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

POLICY TO APPROVE ERNST & YOUNG LLP SERVICES

The Audit Committee has adopted a pre-approval policy relating to services performed by the Company’s Independent Accountants. The policy requires that all services provided by EY to us, including audit services, audit-related services, tax services, and other services, must be pre-approved by the Audit Committee.

PS Business Parks • 2022 Proxy Statement • 76

Under this policy, the Audit Committee pre-approved all services performed by EY during 2021 and 2020, including those listed in the previous table. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is presented at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT

The Audit Committee’s responsibilities include appointing the Company’s Independent Accountants, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the Company’s financial reporting process.

In fulfilling its responsibilities, the Audit Committee meets with the Company’s Independent Accountants, internal auditor, and management to review the Company’s accounting, auditing internal controls, and financial reporting matters. Management is responsible for the Company’s financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting, and for assessing the effectiveness of internal controls over financial reporting. The Independent Accountant is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon. It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules, and regulations. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the Company’s management and of the Company’s Independent Accountants.

In connection with its oversight responsibilities related to the Company’s financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and EY, the Company’s Independent Accountants, and reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the Independent Accountants matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees), as modified or supplemented. The discussion included, but was not limited to, the overall scope and plans for the annual audit, the results of their procedures, including the critical audit matter addressed during the audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to providing the required written disclosures and communications, the Company’s Independent Accountants also provided to the Audit Committee the letter confirming their independence of the Company as required by the applicable rules of the PCAOB, and the Audit Committee discussed with the Independent Accountants that firm’s independence. In addition, the Audit Committee has considered whether the Independent Accountant’s provision of non-audit services to the Company and its affiliates is compatible with the firm’s independence.

During 2021, management documented, tested, and evaluated the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel, and the Independent Accountants on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the Company’s internal control over financial reporting. These assessments and reports are as of December 31, 2021. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s

PS Business Parks • 2022 Proxy Statement • 77

Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee also approved the appointment of EY as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022, and recommended that the Board submit this appointment to the Company’s stockholders for ratification at the Annual Meeting.

THE AUDIT COMMITTEE

Kristy M. Pipes, Chair

Jennifer Holden Dunbar

Irene H. Oh

Gary E. Pruitt

Peter Schultz

The Board recommends a vote FOR the ratification of

EY as the Company’s Independent Registered Public Accounting Firm

as described in this proxy statement.

PS Business Parks • 2022 Proxy Statement • 78

GENERAL INFORMATION ABOUT THE MEETING

PURPOSE OF THE PROXY SOLICITATION

We are providing these proxy materials on behalf of the Board to ask for your vote and to solicit your proxies for use at our Annual Meeting to be held on April 29, 2022, or any adjournments or postponements thereof.

This proxy statement contains important information regarding the Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in deciding how to vote, and describes voting procedures. This Notice of the Annual Meeting (Notice) and proxy statement are first being distributed and made available on or about March 28, 2022, to holders of our Common Stock on the record date. A copy of our Annual Report to Stockholders for the year ended December 31, 2021, which includes a copy of our Annual Report on Form 10-K, accompanies this proxy statement.

DATE, TIME, AND PLACE OF THE ANNUAL MEETING

The Annual Meeting will be held on Friday, April 29, 2022 at 8:00 a.m., Central Time, at the Rosewood Mansion on Turtle Creek in Dallas, Texas.

WHO CAN VOTE

Holders of Common Stock at the close of business on the record date may vote the shares of Common Stock they hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

QUORUM FOR THE ANNUAL MEETING

The presence at the meeting in person or by proxy of the holders of a majority of the voting power represented by the outstanding shares of Common Stock will constitute a quorum for the transaction of business.

As of the record date, we had 27,606,127 shares of Common Stock outstanding and entitled to vote on all proposals.

HOW VOTES ARE COUNTED

For the election of directors, director nominees receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a director nominee exceeds the number of votes cast “against” that nominee) will be elected. Shares of Common Stock not voted (whether by abstention or otherwise) will not affect the vote. As discussed above, the Company has adopted a policy whereby directors who do not receive a majority of the votes cast for his or her election must submit their resignation to be considered by the Board.

Similarly, approval of Proposals 2, 3, and 4 require an affirmative majority of votes cast (i.e., the number of shares cast “for” each other proposal must exceed the number of votes cast “against” that proposal for approval of the proposal). Shares of Common Stock not voted (whether by abstention or otherwise) will not affect the vote.

Although the advisory vote to approve executive compensation in Proposal 2 is non-binding, the Compensation Committee will consider and take into account the vote results in making future determinations on executive compensation.

PS Business Parks • 2022 Proxy Statement • 79

HOW PROXIES WILL BE VOTED

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

●	Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1, 2, and 3 because the NYSE rules treat these matters as non-routine; and

●	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 4 because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1, 2 and 3.

If you are a registered stockholder and submit a properly executed proxy card containing no instructions, the shares represented by the proxy will be voted FOR (i) each of Proposals 1, 2, 3, and 4, and (ii) in accordance with the judgment of the proxy holders as to any other matter that may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

HOW TO CAST A VOTE

You may vote by any of the following means:

●

By Internet: Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

●

By Telephone: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. You will need the control number on the card when voting.

●

By Mail: Stockholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing, and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

●

In Person at the Annual Meeting: Stockholders who hold shares in their name as the stockholder of record may vote in person at the Annual Meeting. Stockholders who are beneficial owners but not stockholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee, or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

HOW TO VOTE AS A PARTICIPANT IN THE 401(K) PLAN

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the number of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received unless the trustee is required by law to exercise its discretion in voting such shares.

PS Business Parks • 2022 Proxy Statement • 80

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 11:59 p.m., Pacific Time, on April 25, 2022.

CHANGING YOUR VOTE

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must either:

●	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201;

●	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

●	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

●	if you are a stockholder of record, or you obtain a legal proxy from your broker, trustee, or nominee, as applicable, attend the Annual Meeting and vote in person.

We will vote your unrevoked proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card, or, if submitted over the Internet, as indicated on the submission.

COST OF THIS PROXY SOLICITATION

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers, and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission, and personal interviews.

We will request brokers, banks, custodians, and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

CONTACTING OUR TRANSFER AGENT

Please contact PS Business Parks’ transfer agent at the address or phone number listed below with questions concerning share certificates, dividend checks, transfer of ownership, or other matters pertaining to your share account: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, (800) 937-5449.

CONSIDERATION OF CANDIDATES FOR DIRECTOR

The policy of the NGS Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board. Under this policy, stockholder recommendations may only be submitted by a stockholder entitled to submit stockholder proposals under the SEC rules. Any stockholder recommendations proposed for consideration by the NGS Committee should include the nominee’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Adeel Khan, Executive Vice President, Chief Financial Officer, and Corporate Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201.

DEADLINE TO PROPOSE OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS FOR THE 2023 ANNUAL MEETING

To nominate an individual for election at the 2023 annual meeting of stockholders (2023 Annual Meeting), a stockholder must give timely notice to the Corporate Secretary in accordance with our bylaws, which, in general,

PS Business Parks • 2022 Proxy Statement • 81

require that the notice be received by the Corporate Secretary no earlier than December 30, 2022, and no later than 5:00 p.m., Eastern Time, on January 29, 2023, provided however that in the event that the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary date of this year’s Annual Meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered no earlier than the 120th day and no later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such annual meeting or the tenth day following the date we announce publicly the date for our 2023 Annual Meeting.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 28, 2023.

Our bylaws provide that a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding Common Stock continuously for at least three years, may include in our proxy materials director nominees constituting up to the greater of two directors or 20% of the number of directors on the Board, provided that the stockholder and the nominees satisfy the eligibility requirements in our bylaws. If you wish to nominate any person for election to our Board at the 2023 Annual Meeting under the proxy access provision of our bylaws, your nomination notice must be submitted to the Corporate Secretary between the close of business on November 28, 2022, and the close of business on December 28, 2022, provided however that in the event that the date of mailing of the notice for our 2023 Annual Meeting is moved more than 30 days before or more than 60 days after the first anniversary date of mailing of the notice for this year’s Annual Meeting, or if no annual meeting was held in the preceding year, the nomination must be received no earlier than the close of business on the 120th day and no later than the close of business on the later of the 90th day prior to the mailing of the notice for the 2023 Annual Meeting or the tenth day following the date we announce publicly the date of mailing of the notice for 2023 Annual Meeting.

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS

Any proposal that a holder of our shares wishes to submit for inclusion in our 2023 proxy statement pursuant to SEC Rule 14a-8 must be received by the Company no later than November 28, 2022. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Under Rule 14a-8, we are not required to include stockholder proposals in our proxy materials unless certain conditions specified in the rule are met.

In addition, in accordance with our bylaws, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2023 Annual Meeting, but does not seek to include in the 2023 proxy statement pursuant to Rule 14a-8, must be received by the Corporate Secretary no earlier than December 30, 2022, and no later than 5:00 p.m., Eastern Time, on January 29, 2023, provided however that in the event that the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary date of this year’s Annual Meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered no earlier than the 120th day and no later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such annual meeting or the tenth day following the date we announce publicly the date for our 2023 Annual Meeting.

ANNUAL REPORT ON FORM 10-K

A copy of our 2021 Annual Report on Form 10-K accompanies this proxy statement. Additional copies are available online in the Investor Relations section of our website, psbusinessparks.com.

The Company will furnish a paper copy of the Annual Report on Form 10-K, excluding exhibits, without charge, upon the written request of any stockholder to Adeel Khan, Executive Vice President, Chief Financial Officer, and Corporate Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

PS Business Parks • 2022 Proxy Statement • 82

HOUSEHOLDING

If you share an address with one or more other stockholders, you may have received notification that you will receive only a single copy of the Annual Report to Stockholders, Notice and proxy statement for your entire household unless you have notified us that you wish to continue receiving individual copies. This practice, known as “householding,” is designed to reduce printing and mailing costs. If you would like to revoke your consent to “householding,” or if you are receiving multiple copies at your address and would like to enroll in “householding,” please submit your request to PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary or call us at (818) 244-8080. If you own your shares in “street name,” please contact your broker, bank, trustee or other intermediary to make your request.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment on such matters.

We urge you to vote the accompanying proxy and sign, date, and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

PS Business Parks • 2022 Proxy Statement • 83

Appendix A

Reconciliation of non-GAAP measures to GAAP and other information

SUPPLEMENTAL NON-GAAP DISCLOSURES (UNAUDITED)

RETURN ON ASSETS (IN THOUSANDS)

The following table reconciles from rental income on our income statement to net operating income (NOI), and sets forth the calculation of return on assets.

	For The Years Ended December 31,

	2011	2016	2021

Rental Income	$297,819	$386,871	$438,703

Cost of operations	100,148	120,518	130,896

Net operating income	$197,671	$266,353	$307,807

	As of December 31,

	2011	2016	2021

Land	$772,933	$789,531	$880,028

Buildings and improvements	2,157,729	2,226,881	2,313,872

Pre-depreciation cost of real estate facilities	$2,930,662	$3,016,412	$3,193,900

Return on assets (1)	6.7%	8.8%	9.6%

RATIO OF NET DEBT AND PREFERRED EQUITY TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA) (IN THOUSANDS)

The table below reflects the ratio of net debt and preferred equity to EBITDA and reconciles net income to EBITDA.

	For The Years Ended December 31,

	2017	2018	2019	2020	2021

Credit facility	$—	$—	$—	$—	$32,000

Preferred stock	1,089,750	959,750	944,750	944,750	755,000

Cash	(114,882)	(37,379)	(62,786)	(69,083)	(27,074)

Combined net debt and preferred stock	$974,868	$922,371	$881,964	$875,667	$759,926

Net Income	$179,316	$271,901	$203,972	$206,705	$553,029

Adjustments:

Depreciation and amortization	94,270	99,242	104,249	96,314	93,486

Depreciation from unconsolidated joint venture	1,180	—	—	—	—

Income tax expense	—	—	—	—	3,600

Interest expense	1,179	555	611	548	728

Interest income	(356)	(489)	(1,885)	(370)	(18)

Gain on sale of land and real estate facilities	(1,209)	(93,484)	(16,644)	(27,273)	(359,875)

Gain on sale of development rights	(6,365)	—	—	—	—

EBITDA (2)	$268,015	$277,725	$290,303	$275,924	$290,950

Net Debt and Preferred to EBITDA Ratio	3.6	3.3	3.0	3.2	2.6

PS Business Parks • 2022 Proxy Statement • A-1

(1)

Return on assets is a non-GAAP financial measure representing the ratio of NOI (rental income less cost of operations, which excludes depreciation) to pre-depreciation cost of real estate facilities. Management believes that this measure is useful in evaluating the Company’s earnings relative to the associated accumulated investment over time.

(2)

EBITDA is a non-GAAP financial measure that represents net income before interest, depreciation and amortization and adjusted to exclude gains or losses from sales of depreciable real estate assets and impairment charges on real estate assets. Management believes that EBITDA is frequently used by analysts and investors in evaluating the operating performance of our business activities, including the impact of general and administrative expenses, and without the impact from gains or losses from sales of depreciable real estate assets.

RATIO OF FFO TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

The table below reflects ratio of Funds From Operations (FFO) to combined fixed charges and preferred distributions (in thousands).

	For The Years Ended December 31,
	2017	2018	2019	2020	2021

FFO allocable to diluted common stock and units	$203,341	$225,766	$226,075	$227,442	$233,504

Interest expense	1,179	555	611	548	728

Allocation to preferred stockholders based upon

Distributions	52,873	51,880	54,346	48,186	46,624

Redemptions	10,978	—	11,007	—	6,434

FFO available to cover fixed charges	$268,371	$278,201	$292,039	$276,176	$287,290

Fixed charges (1)	1,685	555	611	548	728

Distribution to preferred stockholders	52,873	51,880	54,346	48,186	46,624

Combined fixed charges and preferred distributions	$54,558	$52,435	$54,957	$48,734	$47,352

Ratio of available FFO to combined fixed charges and preferred distributions paid	4.9	5.3	5.3	5.7	6.1

(1)	Fixed charges include interest expense and capitalized interest.

PS Business Parks • 2022 Proxy Statement • A-2

SAME PARK CASH NOI (IN THOUSANDS)

The following table reconciles from Same Park Cash NOI to net income on our income statement.

	For The Years Ended December 31,
	2020	2021

Rental income

Same Park Cash Rental Income (1)	$365,881	$391,125

Same Park Non-Cash Rental Income (2)	3,567	1,096

Non-Same Park	9,311	17,829

Multifamily	9,464	9,069

Assets sold or held for sale	27,400	19,584

Total rental income	415,623	438,703

Cost of operations

Adjusted cost of operations (3)

Same Park	106,860	111,333

Non-Same Park	3,661	5,523

Multifamily	4,264	4,647

Assets sold or held for sale	9,518	7,636

Stock compensation expense (4)	1,210	1,757

Total cost of operations	125,513	130,896

Net operating income (5)

Same Park Cash NOI (6)	259,021	279,792

Same Park Non-Cash Rental Income (2)	3,567	1,096

Non-Same Park	5,650	12,306

Multifamily	5,200	4,422

Assets sold or held for sale	17,882	11,948

Stock compensation expense (4)	(1,210)	(1,757)

Depreciation and amortization expense	(96,314)	(93,486)

General and administrative expense	(14,526)	(19,057)

Interest and other income	1,234	2,536

Interest and other expense	(1,072)	(4,646)

Gain on sale of real estate facilities	27,273	359,875

Net income	$206,705	$553,029

(1)	Same Park Cash Rental Income represents Same Park rental income excluding Same Park Non-Cash Rental Income (defined below).
(2)	Same Park Non-Cash Rental Income represents amortization of deferred rent receivable (net of write-offs), in-place lease intangible, tenant improvement reimbursements, and lease incentives.
(3)	Adjusted Cost of Operations, as presented above, excludes stock compensation expense for employees whose compensation expense is recorded in cost of operations.
(4)

Stock compensation expense, as shown here, represents stock compensation expense for employees whose compensation expense is recorded in cost of operations. Note that stock compensation expense attributable to the executive management team (including divisional vice presidents) and other corporate employees is recorded within general and administrative expense.

(5)

The Company utilizes NOI, a non-GAAP financial measure, to evaluate the operating performance of its business parks. The Company defines NOI as rental income less Adjusted Cost of Operations (defined above). The Company believes NOI assists investors in analyzing the performance and value of its business parks by excluding (i) corporate overhead (i.e., general and administrative expense) because it does not relate to the results of its business parks, (ii) depreciation and amortization expense because it does not accurately reflect changes in the fair value of its business parks, and (iii) non-cash stock compensation expense because this expense item can vary significantly from period to period and thus impact comparability across periods.

(6)

The Company utilizes Cash NOI to evaluate the cash flow performance of its business parks, and believes investors utilize this metric for the same purpose. The Company defines Same Park Cash NOI as Same Park Cash Rental Income less Same Park Adjusted Cost of Operations.

PS Business Parks • 2022 Proxy Statement • A-3

CORE FFO AND FAD (IN THOUSANDS)

The following table reconciles net income allocable to common stockholders Core FFO and FAD.

For the Year Ended December 31, 2021

Net income allocable to common stockholders	$393,088

Adjustments

Gain on sale of real estate facilities	(359,875)

Depreciation and amortization	93,486

Net income allocable to noncontrolling interests	104,270

Net income allocable to restricted stock unit holders	2,613

FFO allocated to joint venture partner	(78)

FFO allocable to diluted common stock and units	233,504

Maryland reincorporation costs	510

Income tax expense	3,600

Charge related to the redemption of preferred securities	6,434

Core FFO allocable to diluted common stock and units	244,048

Adjustments

Recurring capital improvements	(11,335)

Tenant improvements	(13,680)

Capitalized lease commissions	(8,492)

Total recurring capital expenditures for assets sold	(1,615)

Total multifamily capital expenditures	(13)

Non-cash rental income	(2,800)

Non-cash stock compensation expense	8,495

Cash paid for taxes in lieu of shares upon vesting of restricted stock units	(3,940)

FAD allocable to diluted common stock and units	210,668

PS Business Parks • 2022 Proxy Statement • A-4

Appendix B

PS BUSINESS PARKS, INC.

2022 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

PS Business Parks • 2022 Proxy Statement

PS Business Parks • 2022 Proxy Statement • B-i

PS Business Parks • 2022 Proxy Statement • B-ii

PS BUSINESS PARKS, INC.

2022 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

PS Business Parks, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its 2022 Equity and Performance-Based Incentive Compensation Plan (the “Plan”), as follows:

1. PURPOSE

The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its stockholders and other important stakeholders, including its employees and customers, and (b) provide a means of obtaining, rewarding and retaining key personnel. To this end, the Plan provides for the grant of awards of stock options, stock appreciation rights, restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward the holders of such awards for the achievement of performance goals in accordance with the terms of the Plan. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2. DEFINITIONS

For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where the grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.2 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents therein and (b) the rules of any Stock Exchange on which the Stock is listed.

2.3 “Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, an Other Equity-Based Award or cash.

2.4 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5 “Award Stock” shall have the meaning set forth in Section 17.3(a)(ii).

2.6 “Benefit Arrangement” shall have the meaning set forth in Section 15.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Cause” means, with respect to any Grantee, as determined by the Committee and unless otherwise provided in an applicable agreement between such Grantee and the Company or an Affiliate, (a) gross negligence

PS Business Parks • 2022 Proxy Statement • B-1

or willful misconduct in connection with the performance of duties; (b) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.

2.9 “Change in Control” means

(a) the dissolution or liquidation of the Company or upon a merger, consolidation or reorganization of the Company with one or more entities (other than Public Storage or its affiliates) in which the Company is not the surviving entity;

(b) a sale of substantially all of the assets of the Company to another entity (other than Public Storage or its affiliates);

(c) a merger in which the Company is the surviving corporation but after which the Company’s stockholders immediately prior to such merger cease to own their shares or other equity interest in the Company (other than a merger with Public Storage or its affiliates);

(d) the acquisition, sale or transfer of more than 50% of the Company’s outstanding shares by tender offer or similar transaction (other than by or to Public Storage or its affiliates); or

(e) any other transaction that the Board specifies constitutes a Change of Control, in its sole discretion.

2.10 “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

2.11 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).

2.12 “Company” means PS Business Parks, Inc., a Maryland corporation.

2.13 “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a share of Stock is required to be established for purposes of the Plan.

2.14 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.15 “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.

2.16 “Effective Date” means February 25, 2022, the date on which the Plan was approved by the Board of Directors.

2.17 “Employee” means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

PS Business Parks • 2022 Proxy Statement • B-2

2.19 “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Determination Date as follows:

(a) If on such Determination Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock on such Determination Date as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b) If on such Determination Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock on such Determination Date as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.19 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

2.20 “Family Member” means, with respect to any Grantee as of any date of determination, (a) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.

2.21 “Grant Date” means, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof (e.g., in the case of a new hire, the first date on which such new hire performs any Service), or (c) such subsequent date specified by the Committee in the corporate action approving the Award.

2.22 “Grantee” means a person who receives or holds an Award under the Plan.

2.23 “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.24 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.25 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.26 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.27 “Other Agreement” shall have the meaning set forth in Section 15.

2.28 “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, Unrestricted Stock, a Dividend Equivalent Right or a Performance Share.

PS Business Parks • 2022 Proxy Statement • B-3

2.29 “Outside Director” means a member of the Board who is not an employee of the Company or any Affiliate.

2.30 “Parachute Payment” shall have the meaning set forth in Section 15(a).

2.31 “Performance-Based Award” means an Award of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, Performance Shares, Other Equity-Based Awards or cash made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period specified by the Committee.

2.32 “Performance Measures” means measures as specified in Section 14 on which the performance goals under Performance-Based Awards are based.

2.33 “Performance Period” means the period of time of up to ten (10) years during which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

2.34 “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period.

2.35 “Plan” means this PS Business Parks, Inc. 2022 Equity and Performance-Based Incentive Compensation Plan, as amended from time to time.

2.36 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act, or any successor provision.

2.37 “Restricted Period” shall have the meaning set forth in Section 10.2.

2.38 “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.39 “SAR Price” shall have the meaning set forth in Section 9.1.

2.40 “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.

2.41 “Service” means service qualifying the Grantee as a Service Provider in the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to qualify as a Service Provider in the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive. If a Service Provider’s employment or other service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other service relationship to the Company or any other Affiliate.

2.42 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser (who is a natural person) currently providing services to the Company or an Affiliate.

2.43 “Stock” means the common stock, par value $0.01 per share, of the Company, or any security which shares of Stock may be changed into or for which shares of Stock may be exchanged as provided in Section 17.1.

2.44 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.45 “Stock Exchange” means the New York Stock Exchange or another established national or regional stock exchange.

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2.46 “Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10.

2.47 “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America, and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code section 409A.

2.48 “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.49 “Ten Percent Stockholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.50 “Unrestricted Stock” shall have the meaning set forth in Section 11.

3. ADMINISTRATION OF THE PLAN

3.1 Committee.

3.1.1 Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s charter and bylaws and Applicable Laws. As to the selection of, and Awards to, Grantees who are not Reporting Persons, the Committee may delegate any or all of its responsibilities to one or more members of the Board. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing in accordance with the Company’s charter and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement. In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2 Composition of Committee.

The Committee shall be a committee composed of not fewer than two directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and, for so long as the Stock is listed on the New York Stock Exchange, an “independent director” within the meaning of Section 303A of the New York Stock Exchange Listed

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Company Manual (or, in each case, any successor term or provision); provided, that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3 Other Committees.

The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, subject to the requirements of applicable law, which may administer the Plan with respect to Grantees who are not “executive officers” as defined in Rule 3b-7 under the Exchange Act or directors of the Company, may grant Awards under the Plan to such Grantees, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act and, for so long as the Stock is listed on the New York Stock Exchange, the rules of the New York Stock Exchange.

3.2 Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s charter and bylaws and Applicable Laws.

3.3 Terms of Awards.

3.3.1 Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a) designate Grantees;

(b) determine the type or types of Awards to be made to a Grantee;

(c) determine the number of shares of Stock to be subject to an Award;

(d) establish the terms and conditions of each Award (including the Option Price of any Option or the purchase price for Restricted Stock), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options;

(e) prescribe the form of each Award Agreement evidencing an Award; and

(f) subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair the Grantee’s rights under such Award.

The Committee shall have the right, in its discretion, to make Awards in substitution or exchange for any award granted under another compensatory plan of the Company, any Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

3.3.2 Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such

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Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company policy or procedure, (f) other agreement or (g) any other obligation of such Grantee to the Company or any Affiliate, as and to the extent specified in such Award Agreement. The Committee may annul an outstanding Award if the Grantee thereof is an Employee of the Company or any Affiliate and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and such Grantee, as applicable.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

3.4 No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

3.5 Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.6 No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7 Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration or the issuance of one or more share certificates.

4. STOCK SUBJECT TO THE PLAN

4.1 Number of Shares of Stock Available for Awards.

(a) Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 17, the maximum number of shares of Stock available for issuance under the Plan shall be equal to 750,000 shares of Stock.

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(b) The maximum number of shares of Stock available for issuance pursuant to Incentive Stock Options shall be the same as the maximum number of shares available for issuance under the Plan pursuant to Section 4.1(a).

(c) Shares of Stock to be issued under the Plan shall be authorized but unissued shares.

4.2 Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Stock available for issuance under the Plan pursuant to Section 4.1(a) shall be increased by the number of shares of Stock subject to any such assumed awards and substitute Awards. Shares available for issuance under a stockholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Stock is listed.

4.3 Share Usage.

(a) Shares of Stock subject to an Award shall be counted as used as of the Grant Date.

(b) Any shares of Stock that are subject to Awards shall be counted against the share issuance limit set forth in Section 4.1(a) as one (1) share of Stock for every one (1) share of Stock subject to an Award. With respect to SARs, the number of shares subject to an award of SARs will be counted against the aggregate number of shares of Stock available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise. The maximum number of shares issuable under a Performance Share grant shall be counted against the share issuance limit set forth in Section 4.1(a) as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Shares to the extent different from such maximum number of shares.

(c) Notwithstanding anything to the contrary in Section 4.3(a) or Section 4.3(b), any shares of Stock subject to Awards under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares shall be available again for issuance under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1.

(d) The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as provided in Section 12.2, (ii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 18.3 or (iii) purchased by the Company with proceeds from Option exercises.

5. EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION

5.1 Effective Date.

The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year of the Effective Date, any Awards made hereunder shall be null and void and of no effect.

5.2 Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

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5.3 Amendment and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been made. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s stockholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Stock is then listed), provided that no amendment shall be made to the no-repricing provisions of Section 3.4 or the Option pricing provisions of Section 8.1 without the approval of the Company’s stockholders. No amendment, suspension or termination of the Plan shall impair rights or obligations under any Award theretofore made under the Plan without the consent of the Grantee thereof.

6. AWARD ELIGIBILITY AND LIMITATIONS

6.1 Eligible Grantees.

Subject to this Section 6, Awards may be made under the Plan to (i) any Service Provider (including any employee, officer or director of the Company or an Affiliate, or a consultant or adviser (who is a natural person) currently providing services to the Company or an Affiliate) as the Committee shall determine and designate from time to time, and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2 Limitation on Shares of Stock Subject to Awards.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act:

(a) the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is 250,000 shares;

(b) the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any person eligible for an Award under Section 6 is 250,000 shares;

(c) the maximum amount that may be paid as a cash-settled Performance-Based Award for a performance period of twelve (12) months or less to any person eligible for an Award shall be $10,000,000.

(d) In the event a Performance Period is greater than twelve-months, then the maximum award that may be paid to a participant under the Plan with respect to the Performance Period will be an amount that bears the same relationship to the new period of time as the foregoing amounts bear to a twelve-month Performance Period.

The preceding limitations in this Section 6.2 are subject to adjustment as provided in Section 17.

6.3 Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, or (c) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the

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SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that the Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7. AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions, but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options.

8. TERMS AND CONDITIONS OF OPTIONS

8.1 Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2 Vesting.

Subject to Sections 8.3 and 17.3, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing, provided that no Option, other than Options granted to persons who are not entitled to overtime under applicable state or federal laws, will vest or be exercisable within a six-month period starting on the Grant Date.

8.3 Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4 Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5 Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 which results in the termination of such Option.

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8.6 Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7 Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8 Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section  3.7.

8.9 Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10 Family Transfers

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the shares of Stock acquired pursuant to such Option shall be subject to the same restrictions with respect to transfers of such shares of Stock as would have applied to the Grantee thereof. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11 Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and

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(c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12 Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1 Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (x) the Fair Market Value of one (1) share of Stock on the date of exercise over (y) the per share exercise price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2 Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR.

9.3 Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4 Transferability of SARs.

Except as provided in Section 9.5, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5 Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of

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marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer, and shares of Stock acquired pursuant to a SAR shall be subject to the same restrictions on transfers of such shares of Stock as would have applied to the Grantee or such SAR. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10. TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1 Grant of Restricted Stock and Stock Units.

Awards of Restricted Stock and Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2 Restrictions.

At the time a grant of Restricted Stock or Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “Restricted Period”) applicable to such Award and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance goals, which may be applicable to all or any portion of such Award as provided in Section 14. Awards of Restricted Stock and Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3 Registration; Restricted Share Certificates.

Pursuant to Section 3.7, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration, such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, share certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such share certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each share certificate, or (b) such share certificates shall be delivered to such Grantee, provided that such share certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4 Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock. Dividends paid on Restricted Stock which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments. All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

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10.5 Rights of Holders of Stock Units.

10.5.1 Voting and Dividend Rights.

Holders of Stock Units shall have no rights as stockholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Stock Units, to direct the voting of the shares of Stock subject to such Stock Units, or to receive notice of any meeting of the Company’s stockholders). The Committee may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each such Stock Unit which is equal to the per-share dividend paid on such shares of Stock. Such Award Agreement also may provide that such cash payment shall be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such cash dividend is paid. Such cash payments paid in connection with Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Stock Units are achieved, and if such performance goals are not achieved, the Grantee of such Stock Units shall promptly forfeit and repay to the Company such cash payments.

10.5.2 Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6 Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock or Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends with respect to such Restricted Stock or Stock Units.

10.7 Purchase of Restricted Stock and Shares of Stock Subject to Stock Units.

The Grantee of an Award of Restricted Stock or vested Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Stock Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or such vested Stock Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or such vested Stock Units. Such purchase price shall be payable in a form provided in Section 12 or, in the sole discretion of the Committee, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8 Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including but not limited to any delayed delivery period, the restrictions applicable to Restricted Stock or Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration or a share certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the shares of Stock represented by such Stock Unit have been delivered in accordance with this Section 10.8.

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11. TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1 Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

11.2 Other Equity-Based Awards.

The Committee may, in its sole discretion, grant awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12. FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1 General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for shares of Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2 Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3 Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of shares of Stock equal in value to the difference between such Option Price and the Fair Market Value of the shares of Stock subject to the portion of such Option being exercised.

12.4 Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase

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price, if any, for Restricted Stock may be made in any other form that is consistent with Applicable Laws, including (a) Service to the Company or any Affiliate and (b) by withholding shares of Stock that would otherwise vest or be issuable in an amount equal to the Option Price or purchase price and the required tax withholding amount.

13. TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1 Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date. A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and repay to the Company payments made in connection with such Dividend Equivalent Rights.

13.2 Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14. TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

14.1 Grant of Performance-Based Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Plan participant in such amounts and upon such terms as the Committee shall determine.

14.2 Structure of Performance-Based Awards.

Each grant of a Performance-Based Award shall have an actual or target number of shares of Stock or initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the number of shares of Stock or value subject to a Performance-Based Award that will be paid out to the Grantee thereof as described in Section 14.6.3.

14.3 Earning of Performance-Based Awards.

Subject to the terms of the Plan, in particular Section 14.6.3, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards shall be entitled to receive a payout on the number of the

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Performance-Based Awards or value earned by such Grantee over such Performance Period as determined by the Committee.

14.4 Form and Timing of Payment of Performance-Based Awards.

Payment of earned Performance-Based Awards shall be made in the manner described in the applicable Award Agreement as determined by the Committee. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or shares of Stock (or a combination thereof) equal to the value of such earned Performance-Based Awards and shall pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under such Performance-Based Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Performance-Based Awards shall be set forth in the Award Agreement therefor.

14.5 Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may exercise its discretion to increase or reduce the amounts payable under any Award subject to performance conditions.

14.6 Performance Goals Generally.

The performance goals for Performance-Based Awards shall consist of one or more business criteria or other measure of performance and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14. The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any single performance goal or of two (2) or more performance goals. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.7 Payment of Awards; Other Terms.

Payment of Performance-Based Awards shall be in cash, shares of Stock or other Awards, including an Award that is subject to additional Service-based vesting, as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, increase or reduce the amount of a payment otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards. In the event payment of the Performance-Based Award is made in the form of another Award subject to Service-based vesting, the Committee shall specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.

14.8 Performance Measures.

The performance goals upon which the payment or vesting of a Performance-Based Award may by conditioned may include one or more of the following Performance Measures (or such other Performance Measures as the Committee may determine), with or without adjustment:

(1) funds available for distribution (FAD) and adjusted FAD;

(2) total stockholder return or stock price;

(3) net asset value (NAV) and stockholder value creation;

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(4) revenues;

(5) net operating income (including on a cash basis) and same store net operating income;

(6) funds from operations (FFO);

(7) intrinsic business value;

(8) implementation or completion of critical or strategic projects, acquisitions, dispositions, joint ventures, development or processes;

(9) return on invested capital;

(10) rental income, transaction costs, occupancy or geographic business expansion;

(11) customer or employee satisfaction or human resources management;

(12) operations, cost targets, reductions and savings, productivity and efficiencies, legal matters or information technology,

(13) compliance, financial controls and savings, investor relations, or staffing;

(14) environmental, social or governance (ESG) criteria; and

(15) any combination of the foregoing criteria.

Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (b) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.9 Evaluation of Performance.

The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating or non-recurring items; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.

15. PARACHUTE LIMITATIONS

If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such

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compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment or benefit under the Plan shall be reduced or eliminated:

(a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16. REQUIREMENTS OF LAW

16.1 General.

The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2 Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs

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granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17. EFFECT OF CHANGES IN CAPITALIZATION

17.1 Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the share limits set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.

17.2 Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 17.3, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger or consolidation. In the event of any reorganization, merger or consolidation of the Company referred to in this Section 17.2, Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

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17.3 Change in Control in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Stock Units, Dividend Equivalent Rights or Other Equity-Based Awards are not being assumed or continued, the following provisions shall apply to such Award, to the extent not assumed or continued:

(a) in each case, with the exception of Performance-Based Awards,

(i) all outstanding Restricted Stock shall be deemed to have vested, all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, and all Dividend Equivalent Rights shall be deemed to have vested and the shares of Stock (or cash in the case of Dividend Equivalent Rights) subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days; and/or

(ii) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units, Dividend Equivalent Rights and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Stock Units, and Dividend Equivalent Rights (for shares of Stock subject thereto) equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to such Options or SARs (the “Award Stock”) multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Stock.

(b) For Performance-Based Awards, all performance goals and conditions shall be deemed to have been satisfied immediately prior to the occurrence of such Change in Control based on either actual performance as of a date reasonably close to the date of the Change in Control or target performance, as determined by the Committee in its sole discretion, and such Awards shall become payable pro-rata based on the portion of the applicable Performance Period completed as of the Change in Control. If any Awards arise from application of this Section 17.3(b), such Awards will be settled under the applicable provision of Section 17.3(a).

(c) Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

With respect to the Company’s establishment of an exercise window, (A) any exercise of an Option or SAR during the fifteen (15)-day period referred to above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such a termination to all natural persons and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders. Notwithstanding the foregoing, a majority of the Board may determine that a Change in Control shall not trigger application of the provisions of this Section 17.3.

17.4 Change in Control in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Stock Units, Dividend Equivalent Rights or Other-Equity Based Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Restricted Stock, Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control

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for the assumption or continuation of such Options, SARs, Restricted Stock, Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards for the substitution for such Options, SARs, Restricted Stock, Stock Units and Dividend Equivalent Rights of new common stock options, stock appreciation rights, restricted stock, common restricted stock units, dividend equivalent rights and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation rights exercise prices. In the event an Award is assumed, continued or substituted upon the consummation of any Change in Control and the employment of such Grantee with the Company or any Affiliate is involuntarily terminated without Cause within one year following the consummation of such Change in Control, such Award shall be fully vested and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee shall determine.

17.5 Adjustments.

Adjustments under this Section 17 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. The Committee shall determine the effect of a Change in Control upon Awards other than Options, SARs, Stock Units and Restricted Stock, and such effect shall be set forth in the applicable Award Agreements, in another agreement with the Grantee, or otherwise in writing. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event that is not a Change in Control.

17.6 No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.

18. GENERAL PROVISIONS

18.1 Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2 Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other

PS Business Parks • 2022 Proxy Statement • B-22

incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

18.3 Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares of Stock; provided, however, that for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of shares of Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Grantee’s relevant tax jurisdictions). Notwithstanding Section 2.19 or this Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

18.4 Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5 Construction.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

18.6 Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

PS Business Parks • 2022 Proxy Statement • B-23

18.7 Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form and the masculine gender shall include the feminine gender, as the context requires.

18.8 Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.9 Governing Law.

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.10 Section 409A of the Code.

For Awards that constitute nonqualified deferred compensation within the meaning of Code Section 409A, the Company generally intends, but is not obligated, to grant Awards that will comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

Notwithstanding any provisions of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s “separation from service” (as defined for purposes of Code Section 409A) will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s separation from service (or the Grantee’s death, if earlier). Notwithstanding any provision of the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company, or “a change in the ownership of a substantial portion of the assets of” the Company, as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A. Notwithstanding anything in this Section 18.10 to the contrary, neither the Company nor the Board or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code Section 409A, and neither the Company nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.

* * *

PS Business Parks • 2022 Proxy Statement • B-24

PS BUSINESS PARKS, INC. ATTN: INVESTOR SERVICES DEPARTMENT 701 WESTERN AVE. GLENDALE, CA 91201-2349

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 28, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2022 for shares held in a 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 28, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2022 for shares held in a 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D68478-P67616 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PS BUSINESS PARKS, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
	Nominees:				The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
	1a. Ronald L. Havner, Jr. 1b. Maria R. Hawthorne 1c. Jennifer Holden Dunbar	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2. 3. 4.

Advisory vote to approve the compensation of PS Business Parks, Inc.’s Named Executive Officers.

Approval of the 2022 Equity and Performance-Based Incentive Compensation Plan.

Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for PS Business Parks, Inc. for the fiscal year ending December 31, 2022.

							☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	1d. M. Christian Mitchell 1e. Irene H. Oh	☐ ☐	☐ ☐	☐ ☐
	1f. Kristy M. Pipes	☐	☐	☐
	1g. Gary E. Pruitt	☐	☐	☐

NOTE: Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

	1h. Robert S. Rollo	☐	☐	☐
	1i. Joseph D. Russell, Jr.	☐	☐	☐
	1j. Peter Schultz	☐	☐	☐
	1k. Stephen W. Wilson	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be

Held on April 29, 2022:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D68479-P67616

PS BUSINESS PARKS, INC. 701 Western Avenue Glendale, California 91201-2349
This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned, a record holder of common stock of PS Business Parks, Inc. (“Common Stock”) and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Adeel Khan and Nathaniel A. Vitan, or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on February 25, 2022, at the Annual Meeting of Stockholders to be held on April 29, 2022 (the “Annual Meeting”)and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on February 25, 2022, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON STOCK FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS 2, 3 AND 4.IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.

401(k) Plan Participants—The undersigned, if a participant in the 401(k) Plan, hereby directs Principal Financial Group as Trustee for the 401(k) Plan to vote all shares of Common Stock allocated to my account as of February 25, 2022. I understand that I am to mail this confidential voting instruction card to Broadridge, acting as tabulation agent or vote by PHONE OR INTERNET,as described on the reverse side of this card, and that my instructions must be received by Broadridge no later than11:59 p.m., Eastern Time, on April 26, 2022. If my instructions are not received by that time and date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.

Continued and to be signed on reverse side